As filed with the Securities and Exchange Commission on June 7, 2005

Registration No. 333 –

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUBURBAN PROPANE PARTNERS, L.P.
SUBURBAN ENERGY FINANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5984	22-3410353
Delaware	5984	20-0436100
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Suburban Plaza
240 Route 10 West
Whippany, NJ 07981
(973) 887-5300

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Janice G. Sokol, Esq.
General Counsel
One Suburban Plaza
240 Route 10 West
Whippany, NJ 07981

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6 7/8% Senior Notes due 2013	$250,000,000	100%	$250,000,000	$29,425

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 7, 2005

PROSPECTUS

Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.

Offer to exchange all outstanding
$250,000,000 6 7/8% Senior Notes Due 2013
issued March 31, 2005
for $250,000,000 6 7/8% Senior Notes Due 2013
registered under the Securities Act of 1933

We are offering to exchange the outstanding securities described above for the new, registered securities described above. The form and terms of the registered securities are substantially the same as the form and terms of the outstanding securities, except that the registered securities to be issued in the exchange offer have been registered under the Securities Act of 1933, or the Securities Act, and will not bear legends restricting their transfer. In this document we refer to the outstanding securities as the "old notes" and the new securities as the "registered notes" or "exchange securities." We refer to the old notes and the registered notes together as the "notes."

The Companies

•	Suburban Propane Partners, L.P., a Delaware limited partnership, is a national marketer and distributor of a diverse array of products designed to meet the energy needs of its customers. We specialize in propane, fuel oil and other refined fuels, as well as the marketing of natural gas and electricity in deregulated markets.

•	Suburban Energy Finance Corp., a Delaware corporation, is serving as a co-issuer of the notes in order to facilitate the offering and is a wholly-owned direct subsidiary of Suburban Propane Partners, L.P.

•	We conduct our operations through a direct subsidiary, Suburban Propane, L.P., which we refer to as the operating partnership.

Material Terms of the Notes

•	The old notes were issued on March 31, 2005 as additional debt securities under the indenture, dated as of December 23, 2003, pursuant to which we previously issued $175,000,000 of our 6 7/8% senior notes due 2013. The registered notes offered by this prospectus, the notes previously issued under the indenture and any additional notes issued under the indenture will be treated as a single class of securities for all purposes under the indenture.

•	Interest on the notes accrue from the last day interest was paid on the notes, and if no interest has been paid, from the date of the initial issuance of the notes; we will pay interest on December 15 and June 15 of each year.

•	The notes will mature on December 15, 2013. We cannot redeem the notes, other than as described below, before December 15, 2008. On and after December 15, 2008, we may redeem some or all of the notes at any time at redemption prices described in this prospectus. In addition, prior to December 15, 2006, we can redeem up to 35% of the aggregate principal amount of the notes at 106.875% of their face amount, plus accrued and unpaid interest and liquidated damages, if any, with money we raise in offerings of common units of Suburban Propane Partners, L.P.

•	The notes are our unsecured, senior obligations and rank senior in right of payment to any of our future subordinated indebtedness and equally in right of payment to all of our future senior indebtedness. The notes are structurally subordinated to, which means they rank effectively behind, the indebtedness and other liabilities of our subsidiaries, including the indebtedness and other liabilities of the operating partnership.

•	If we experience certain changes of control, we must offer to purchase the notes at 101% of their face amount, plus accrued and unpaid interest.

•	We do not intend to list the notes on any national securities exchange or Nasdaq.

Material Terms of the Exchange Offer

•	The exchange offer expires at , New York City time, on , 2005 unless extended.

•	The only conditions to completing an exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission, and no injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.

•	Notes may be tendered only in integral multiples of $1,000 principal amount.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Consider carefully the risk factors beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2005.

You should not assume that the information contained in, as well as any information we filed or will file with the SEC and that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding the industries and the sectors in which we compete. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We relied primarily on information compiled from data published by the American Petroleum Institute, the Energy Information Administration and LP Gas Magazine in 2005.

i

PROSPECTUS SUMMARY

This summary highlights selected information from the prospectus. As a result, it does not contain all of the information you should consider before investing. You should carefully read this prospectus, including the documents incorporated herein by reference. Unless the context otherwise requires, references in this prospectus to "Suburban," "we," "us" and "our" refer to Suburban Energy Finance Corp., Suburban Propane Partners, L.P. and all of its consolidated subsidiaries as a whole, including its subsidiary operating partnership, Suburban Propane, L.P., and Suburban Propane, L.P.'s wholly-owned subsidiaries. We also refer to Suburban Propane, L.P. as the "operating partnership."

Suburban Propane Partners

We are the third largest retail marketer of propane in the United States, measured by retail gallons sold in the year 2004. Together with our predecessor companies, we have been continuously engaged in the retail propane business since 1928. We are also a leading retail distributor of fuel oil and other refined fuels in the United States, as well as a marketer of natural gas and electricity in deregulated markets. As of March 26, 2005, we were serving the energy needs of more than 1,000,000 active residential, commercial, industrial and agricultural customers through approximately 370 customer service centers in 30 states concentrated in the east and west coast regions of the United States. We sold approximately 537.3 million gallons of propane to retail customers during the fiscal year ended September 25, 2004 and 220.5 million gallons of fuel oil and other refined fuels during this same period.

Business Segments

We operate through four business segments: (1) Propane; (2) Fuel Oil and Other Refined Fuels; (3) Natural Gas and Electricity Marketing; and (4) Heating, Ventilation and Air Conditioning ("HVAC").

Propane Operations

Our propane operations represented approximately 65% of our revenues for the fiscal year ended September 25, 2004. We distribute propane nationwide to more than 840,000 active customers primarily in six customer markets: residential, commercial, industrial (including engine fuel), agricultural, other retail users and wholesale. Approximately 89% of the propane gallons sold by us in fiscal year 2004 were to retail customers. Of that amount:

•	42% was to residential customers;

•	31% was to commercial customers;

•	9% was to industrial customers;

•	6% was to agricultural customers; and

•	12% was to other retail users.

The balance of approximately 11% of the propane gallons sold by us in fiscal year 2004 was for risk management activities and to wholesale customers. Most of our residential customers receive their propane supply through an automatic delivery system that eliminates the customer's need to make an affirmative purchase decision. No single customer accounted for 10% or more of our propane revenues during fiscal year 2004.

Typically, customer service centers are located in suburban and rural areas where natural gas is not readily available. Generally, these customer service centers consist of an office, appliance showroom, warehouse and service facilities, with one or more 18,000 to 30,000 gallon storage tanks on the premises. As is common in the propane industry, we own a significant portion of the storage tanks located on our customers' premises. From our customer service centers, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances, hearth products and supplies and, at some locations, propane fuel systems for motor vehicles. We are supplied by approximately 70 oil companies and natural gas processors at more than 140 supply points located in the United States and Canada.

The retail propane industry is highly fragmented and competition generally occurs on a local basis with other large, full-service, multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Based on industry statistics, the ten largest retailers, including us, account for approximately 33% of the total retail sales of propane in the United States, and no single marketer has a greater-than-10% share of the total retail propane market in the United States. According to the Energy Information Administration, propane accounts for approximately 4% of household energy consumption in the United States. This level has not changed materially over the previous two decades. As an energy source, propane competes primarily with natural gas, electricity and fuel oil, principally on the basis of price, availability and portability.

Fuel Oil and Other Refined Fuels Operations

Our fuel oil and other refined fuels operations represented approximately 22% of our revenues for the fiscal year ended September 25, 2004. We market and distribute fuel oil, diesel fuel, kerosene and gasoline to approximately 190,000 residential and commercial customers in the northeast region. We commenced operations in this business segment as a result of the December 23, 2003 acquisition of the business and assets of Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc. (the "Agway Acquisition"). Sales of fuel oil and other refined fuels for the period from December 23, 2003 through September 25, 2004 amounted to 220.5 million gallons. During fiscal year 2004, sales of fuel oil to residential customers, principally for home heating, represented 43% of total refined fuel gallons sold, with the remainder sold primarily to commercial and agricultural customers. Fuel oil has a more limited use, as compared to propane, and is principally used for space and water heating in residential and commercial buildings.

Approximately 75% of our fuel oil customers receive their fuel oil under an automatic delivery system without the customer having to make an affirmative purchase decision. Typically, 60% of our fuel oil sales are made to individual customers under agreements pre-establishing a fixed or maximum price per gallon over a twelve-month period. We enter into derivative instruments in the form of futures and options traded on the New York Mercantile Exchange ("NYMEX") covering a substantial majority of the fuel oil we expect to sell to customers under these price protection plans in an effort to protect our margins under these programs. No single customer accounted for 10% or more of our fuel oil revenues during fiscal year 2004.

We purchase fuel oil from approximately 45 suppliers at more than 108 supply points. The fuel oil industry is mature with total demand expected to remain relatively flat to moderately declining. The fuel oil industry is also highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We compete with other fuel oil distributors offering a broad range of services and prices, from full service distributors to those that solely offer delivery service.

Natural Gas and Electricity Marketing Operations

Our natural gas and electricity marketing operations represented approximately 5% of our revenues for the fiscal year ended September 25, 2004. We market natural gas and electricity in the deregulated markets of New York and Pennsylvania, primarily to residential and small commercial customers. Under deregulation, public utility commissions in several states license energy service companies, such as us, to act as alternative suppliers to the local utility companies of natural gas and electricity to end customers. In essence, we make arrangements for the supply of electricity or natural gas to specific delivery points and the local utility companies continue to distribute electricity and natural gas on their distribution systems. As of September 25, 2004, we were serving over 77,000 natural gas and electricity customers in New York and Pennsylvania. Approximately 88% of our customers were residential households and the remainder were small commercial and industrial customers. We obtain our supply of natural gas through annual supply agreements with major national wholesale suppliers. The majority of our electricity requirements are purchased through the New York Independent System Operator under an annual supply agreement, as well as purchase arrangements through other national wholesale suppliers on the open market. Competition is primarily with local utility companies, as well as other marketers of natural gas and electricity.

HVAC Operations

Our HVAC operations represented approximately 7% of our revenues for the fiscal year ended September 25, 2004. We sell, install and service all types of whole-house heating and cooling products, air cleaners, humidifiers, de-humidifiers, hearth products and space heaters. We also offer services such as duct cleaning, air balancing and energy audits. As of September 25, 2004, we employed approximately 1,000 service technicians in our HVAC business segment. We obtain our supply through several large regional equipment manufacturers and distribution companies. Our competitors are primarily small, local HVAC providers and contractors but also include, to a lesser extent, other regional service providers.

Competitive Strengths

We believe we are well positioned due to the following competitive strengths:

Stable cash flow business with strong financial position.    The non-discretionary nature of propane, fuel oil and natural gas usage and our ability, typically, to pass through commodity price changes to end users enable us to generate stable cash flows despite fluctuations in weather and commodity prices. To further enhance the stability of our cash flows, we have focused on shifting more costs from fixed to variable, particularly in the areas of compensation, employee benefits and vehicle costs. Our stable cash flows, in combination with the proceeds of equity offerings, have allowed us to make debt repayments of more than $175.0 million since September 2000 while maintaining strong cash distribution coverage.

Diversity of geography and customer base.    Our geographic diversity makes us less sensitive to extreme weather variations in any particular region. In addition, we serve customers in several market segments, which also helps to reduce fluctuations in volume from year to year. For example, the demand for product by industrial and commercial customers, which accounted for approximately 40% of our retail propane gallons sold in fiscal year 2004, is generally less weather-sensitive than demand by residential customers. On the other hand, our residential customers, which accounted for approximately 42% of our retail propane gallons and 43% of our fuel oil gallons sold in fiscal year 2004, are typically less sensitive to price and the general economic environment, compared to our industrial and commercial customers.

Favorable operating footprint with high percentage of retail sales.    Our operations are primarily located on the east and west coasts of the United States, which are characterized by a concentration of higher margin retail customers. For fiscal year 2004, sales to retail customers represented approximately 89% and 100% of our propane and fuel oil gallons sold, respectively. High customer density in these regions provides significant economies of scale and allows us to maximize our operating efficiencies as we are able to service a significant number of customers using a smaller fleet of trucks.

Dedication to customer satisfaction.    We maintain an internal focus on customer satisfaction through the implementation of marketing programs and local-level accountability for customer retention. In addition, our compensation plans are based, in part, on the results of a customer satisfaction survey administered quarterly by an independent third party. As a result, our customer satisfaction ratings have substantially increased over the last seven years.

Experienced management team.    Our management team includes a combination of executives with significant industry experience, complemented by those that bring broad-based business and financial experience. Our general partner is fully owned by management and the Incentive Distribution Rights of our general partner under our partnership agreement are capped at 15% compared to 50% for other master limited partnerships.

Our Strategy

Our business strategy is to deliver increasing value through initiatives, both internal and external, that are intended to achieve sustainable profitable growth. We pursue this business strategy through a combination of:

Internal Focus on Growth, Customer Service and Improving Operating Efficiency.    We focus internally on expanding our customer base, increasing customer retention through enhanced customer service and improving the efficiency of existing operations and our cost structure. We believe that customer satisfaction is a critical factor in the growth and success of our operations. "Our Business is Customer Satisfaction" is one of our core operating philosophies. We measure and reward our customer service center employees based on a combination of profitability of the individual customer service center, net customer growth, customer satisfaction statistics and asset utilization measures. Through investments in our technology infrastructure, we also seek to improve operating efficiencies, particularly in the areas of routing, forecasting customer usage, inventory control and customer tracking.

Selective Acquisitions of Complementary Businesses or Assets.    Externally, we seek to extend our presence or diversify our product offerings through selective acquisitions. Our acquisition strategy is to focus on businesses with a relatively steady cash flow that will either extend our presence in strategically attractive markets, complement our existing business segments or provide an opportunity to diversify our operations with other energy-related assets. While we are active in this area, and consider acquisitions ranging in scale from relatively modest to very significant, we are also very patient and deliberate in evaluating acquisition candidates. During the first quarter of fiscal year 2004, we completed the Agway Acquisition, which significantly enhanced our position in the northeast propane market and diversified our product offerings to include the marketing and distribution of fuel oil and other refined fuels, as well as the marketing of natural gas and electricity. In addition, the Agway Acquisition brought us many skilled and experienced service personnel for our HVAC segment.

Selective Dispositions of Non-Strategic Assets.    We continuously evaluate our existing facilities to identify opportunities to optimize our return on assets by selectively divesting operations in slower growing markets, thereby generating proceeds that can be reinvested in markets that present greater opportunities for growth. Our objective is to fully exploit the growth and profit potential of all of our assets. During fiscal year 2004, we sold 24 customer service centers located principally in the central regions of the United States, generating net cash proceeds of $39.4 million.

A Disciplined Approach Toward Capital Spending.    We make capital expenditures necessary to properly maintain or replace our existing asset base and to invest in the growth of our operations, including new propane tanks and other equipment to facilitate expansion of our customer base. In addition, we continue to invest in our technology infrastructure to improve operating efficiency and build a platform for growth.

Concurrent Transactions

Concurrently with the offering of the old notes, the operating partnership entered into an amended senior credit facility composed of a new $125.0 million term loan facility, as well as the existing $75.0 million revolving credit facility and $75.0 million stand alone letter of credit facility. We used the net proceeds from the offering, borrowings under the amended senior credit facility and cash on hand to redeem the operating partnership's 7.54% senior notes due 2011 and its 7.37% senior notes due 2012 (collectively, the "operating partnership notes"). In accordance with the notices of prepayment issued on the date of the offering, the total amounts outstanding under the operating partnership notes, including accrued interest and prepayment premiums, were repaid on March 31, 2005. We refer to these transactions, collectively, as the "refinancing transactions."

Our Organizational Structure

Our limited partners own a single class of limited partner interests, which are represented by the common units traded on the New York Stock Exchange. Our general partner, Suburban Energy Services Group LLC, is owned by approximately 40 of our executives and certain current and former key employees. Our operations are conducted through the operating partnership and its corporate and limited liability company subsidiaries. The following chart shows our organizational structure (unless otherwise indicated all subsidiaries are wholly owned):

(1)	Suburban Propane Partners, L.P. and Surburban Energy Finance Corp. are co-issuers of the previously issued $175.0 million aggregate principal amount of 6 7/8% senior notes due 2013, the old notes and the notes offered hereby.

(2)	Suburban Propane, L.P. is the borrower under the amended senior credit facility, comprising (i) a $125.0 million term loan facility, (ii) a $75.0 million revolving credit facility, and (iii) a $75.0 million stand alone letter of credit facility.

(3)	Suburban Propane, L.P. was the issuer of the operating partnership notes that were redeemed on March 31, 2005 pursuant to the refinancing transactions. See "— Concurrent Transactions."

Note: For federal and state income tax purposes, our earnings and the earnings of the operating partnership are included in the tax returns of the individual partners. The earnings attributable to all of the operating partnership's corporate and limited liability company subsidiaries are subject to federal and state income taxes.

Where You Can Find Us

We maintain our executive offices at 240 Route 10 West, Whippany, New Jersey 07981 and our telephone number at that address is 973-887-5300. Our website is www.suburbanpropane.com. The information on our website is not a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Exchange Offer

On March 31, 2005 we completed the private offering of the old notes. As part of the offering, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to complete the exchange offer for the old notes. Below is a summary of the exchange offer.

Exchange and Registration Rights Agreement	Under the exchange and registration rights agreement, we are obligated to offer to exchange the old notes for registered notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The exchange and registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act.

The Exchange Offer	The co-issuers are offering to exchange $1,000 principal amount of their 6 7/8% senior notes due 2013, which have been registered under the Securities Act, for each $1,000 principal amount of their unregistered 6 7/8% senior notes due 2013 that were issued in the original issuance of the old notes on March 31, 2005.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be accepted and exchanged.

Currently, there are $250,000,000 aggregate principal amount of old notes outstanding.

We will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes	We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration provisions of the Securities Act only if you meet the following conditions:

•	any registered notes received by you will be acquired in the ordinary course of your business;

•	you have no arrangements or understanding with any person to participate in the distribution of the registered notes;

•	you are not our affiliate, as that term is defined in Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, the distribution of the registered notes.

Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Expiration Date	The exchange offer will expire at , New York City time, on , 2005, unless we decide to extend the exchange offer. We will not extend the exchange offer past , 2005.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See "The Exchange Offer—Conditions."

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit on or prior to the time of expiration either:

•	a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes; or

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal for your notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

The exchange agent must also receive on or prior to the time of expiration either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal for your notes or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

•	any registered notes received by you will be acquired in the ordinary course of your business;

•	you have no arrangements or understandings with any person to participate in the distribution of the registered notes;

•	you are not our affiliate, as that term is defined in Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, the distribution of the registered notes; and

•	if you are a broker-dealer, you will receive registered notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and not directly from us and you will comply with the prospectus delivery requirements of the Securities Act.

Procedures for Tendering Certificated Old Notes	If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the Notes—Book Entry; Delivery and Form." If you acquire certificated old notes prior to the time of expiration, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Old Notes."

Special Procedures for Beneficial Owners	If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your old notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders."

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

•	they are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the time of expiration; or

•	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of Registered Notes	Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal	You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Material United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes should not be a taxable event for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."

Summary Terms of the Registered Notes

The following summary contains basic information about the registered notes. It does not contain all the information that may be important to you. For a more complete understanding of the registered notes, please refer to the section of this document entitled "Description of the Notes."

Issuers	Suburban Propane Partners, L.P. and Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a wholly-owned direct subsidiary of Suburban Propane Partners, L.P. the sole purpose of which is to serve as the co-issuer of the registered notes. Suburban Energy Finance Corp. has only nominal assets and does not conduct any operations. As a result, you should not expect Suburban Energy Finance Corp. to contribute to servicing the interest and principal obligations on the registered notes.

Notes Offered	$250,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2013. The registered notes will be issued under the indenture, dated as of December 23, 2003, pursuant to which we previously issued the existing notes and the old notes. The registered notes, the existing notes, any old notes not tendered and any additional notes issued under the indenture will be treated as a single class of securities for all purposes under the indenture.

Maturity Date	December 15, 2013.

Interest Rate	6 7/8%.

Interest Payment Dates	Interest will be payable semiannually in arrears on each December 15 and June 15 of each year, beginning on the first interest payment date after the issuance of the notes.

Ranking	The registered notes will be our unsecured, senior obligations and rank senior in right of payment to any of our future subordinated indebtedness and equally in right of payment to all of our existing and future unsecured senior indebtedness.

The registered notes will be structurally subordinated to, which means they rank effectively behind, the indebtedness and other liabilities of all of our subsidiaries, including the indebtedness and other liabilities of the operating partnership and its subsidiaries. After giving pro forma effect to the refinancing transactions as if they occurred on March 26, 2005 (the end of our second fiscal quarter), the operating partnership and its subsidiaries would have had an aggregate of approximately $163.9 million of total indebtedness and approximately $273.4 million of trade payables and other liabilities as of March 26, 2005. See "Description of the Notes."

Optional Redemption	We may redeem some or all of the registered notes at any time or from time to time on or after December 15, 2008, at redemption prices described in this prospectus in "Description of the Notes—Optional Redemption." In addition, prior to December 15, 2006, we may redeem up to 35% of the aggregate amount of the notes at a redemption price equal to 106.875% of the principal amount of the registered notes, including any additional notes, plus accrued and unpaid interest, with the net cash proceeds of certain offerings of common units as described in this prospectus in "Description of the Notes—Optional Redemption."

Change of Control Offer	Upon the occurrence of a change of control, we must offer to repurchase the registered notes at 101% of the principal amount of the registered notes repurchased, plus accrued and unpaid interest, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The indenture contains certain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries, to:

•	incur additional debt or issue preferred stock;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	enter into transactions with affiliates;

•	engage in sale and leaseback transactions;

•	sell, transfer or issue shares of capital stock of restricted subsidiaries;

•	create liens on our assets;

•	transfer or sell assets;

•	restrict dividends or other payments to us; and

•	effect a consolidation, liquidation or merger.

These covenants are subject to important exceptions and qualifications that are described in this prospectus in "Description of the Notes—Certain Covenants."

Risk Factors

See "Risk Factors" beginning on page 13 for a discussion of certain risks relating to us, our business and an investment in the registered notes.

RISK FACTORS

Participating in the exchange offer and investing in the notes involves a high degree of risk. Presented below are all the risks that management deems material to an investment in the notes. You should carefully consider the risks described below, together with the other information contained in or incorporated by reference in this prospectus, before making your decision whether to participate in the exchange offer. As a result of any of these risks, our business, results of operations or financial condition may be adversely affected, and you may lose all or part of your investment in the notes.

Risks Relating to the Exchange Offer

If you do not exchange your old notes, there will be restrictions on your ability to resell your old notes.

Following the exchange offer, old notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered old notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

An active trading market may not develop for the registered notes, which may affect your ability to sell the registered notes.

We do not intend to apply to list the registered notes for trading on any securities exchange. As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case the market price and liquidity of the registered notes may be adversely affected.

In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete this exchange offer;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under "Risk Factors."

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the registered notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we may not accept your old notes for exchange.

Risks Relating to the Notes

The level of our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We have a significant amount of indebtedness. On March 26, 2005, after giving pro forma effect to the refinancing transactions, we would have had total indebtedness of approximately $586.9 million, of which $425.0 million would have consisted of the notes and the existing notes, and the balance would have consisted primarily of senior debt of our subsidiaries.

The level of our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture contains, and the operating partnership's amended credit facility contains, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur more debt, which could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture and our other debt agreements do not absolutely prohibit us or our subsidiaries from doing so. As of March 26, 2005, our revolving credit facility would permit additional borrowing of up to $37.0 million. If additional debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Certain Indebtedness."

We will require a significant amount of cash to service our indebtedness, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general weather, economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the operating partnership's amended senior credit facility, will be adequate to meet our future liquidity needs for the foreseeable future.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the operating partnership's amended senior credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of the operating partnership's indebtedness, including the operating partnership's amended senior credit facility, on commercially reasonable terms or at all.

These notes will be structurally subordinated to the debt of our subsidiaries.

We derive substantially all of our revenue and cash flow from the operating partnership and its subsidiaries. Neither the operating partnership nor any of its subsidiaries will guarantee the notes. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, these notes will be structurally subordinated to the prior payment of all of the debt (including trade payables) of our subsidiaries, including the operating partnership's amended senior credit facility. As of March 26, 2005, after giving pro forma effect to the refinancing transactions, our subsidiaries would have had an aggregate of approximately $163.9 million of total indebtedness and approximately $273.4 million of trade payables and other liabilities. Furthermore, up to $37.0 million would have been available to our subsidiaries for additional borrowing under the operating partnership's amended senior credit facility. Our subsidiaries that have their debt accelerated, may be unable to repay such indebtedness. Our assets and our subsidiaries' assets may be insufficient to fully repay these notes and our other indebtedness. See "Description of Certain Indebtedness."

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on these registered notes.

Although substantially all of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on these notes. Accordingly, our ability to make payments on these notes is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the operating partnership's amended senior credit facility contain financial covenants that, if not met, could restrict the operating partnership and its subsidiaries from paying dividends and otherwise transferring assets to us. If a default exists under such facility, including the maintenance of specified financial covenants, such facility will prohibit distributions to us. Furthermore, our subsidiaries are permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due. See "Description of Certain Indebtedness."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all old notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our debt agreements will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Repurchase at the Option of Holders."

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

The operating partnership's amended senior credit facility requires us to maintain certain financial ratios, and the amended senior credit facility and the indenture governing the notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include, among other things, restrictions on our ability to:

•	incur additional debt;

•	create liens or negative pledges with respect to our assets;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make investments, loans or advances or other forms of payments;

•	issue, sell or allow distributions on capital stock of specified subsidiaries;

•	enter new lines of business;

•	prepay or defease specified indebtedness, including the notes;

•	enter into transactions with affiliates; or

•	merge, consolidate or sell our assets.

Any failure to comply with the restrictions of the amended senior credit facility or the indenture governing the notes or existing and any subsequent financing agreements may result in an event of default. Such default may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, these creditors may be able to terminate any commitments they had made to provide us with further funds. See "Description of the Notes—Certain Covenants" and "Description of Certain Indebtedness" for more information on our restrictive and financial covenants.

If an active trading market does not develop for these notes you may not be able to resell them.

There is currently no established trading market for the registered notes. We do not intend to list the registered notes on any national securities exchange or seek the admission of the registered notes for quotation through the National Association of Securities Dealers Automated Quotation System. The liquidity of the trading market for the registered notes will depend in part on the level of participation of the holders of the old notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the registered notes and the less the liquidity of the trading market for the old notes not tendered during this exchange offer. We do not know how many holders of our old notes will accept this exchange offer and, therefore, do not know what principal amount of registered notes will be issued. As a result, we cannot assure you that any market for the registered notes will develop, or if one does develop, that it will be maintained. If an active market for the registered notes fails to develop, or be maintained, the trading price and liquidity of the registered notes could be adversely affected.

Since we are a limited partnership, you may not be able to pursue legal claims against Suburban Propane in U.S. federal courts.

Suburban Propane is a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may be impracticable for you to attempt to sue us in a federal court because, for practical purposes, we have citizenship in all 50 U.S. states. Accordingly, you will be limited to bringing any claims in state court. The indenture and exchange and registration rights agreement are governed by New York law, and we have operations in 30 U.S. states, including New York. In addition, Suburban Energy Finance Corp., our corporate co-issuer for the notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in federal court, you are not likely to be able to realize any judgment rendered against it.

Risks Inherent in Our Business

Since weather conditions may adversely affect demand for propane, fuel oil and other refined fuels, our results of operations and financial condition are vulnerable to warm winters.

Weather conditions have a significant impact on the demand for propane, fuel oil and other refined fuels for both heating and agricultural purposes. Many of our customers rely heavily on propane or fuel oil as a heating fuel. The volume of propane and fuel oil sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter. Typically, we sell approximately two-thirds of our retail propane volume and approximately three-fourths of our retail fuel oil volume during the peak heating season.

Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. For example, temperatures nationwide averaged 7% warmer than normal in fiscal year 2004 compared to 1% warmer than normal temperatures in fiscal year 2003 and 13% warmer than normal temperatures in fiscal year 2002 as reported by the National Oceanic and Atmospheric Administration ("NOAA"). Nationwide average temperatures, as reported by NOAA, averaged 5% warmer than normal for the six months ended March 26, 2005, compared to 3% warmer than normal for the six months ended March 27, 2004. Furthermore, variations in weather in one or more regions in which we operate can significantly affect the total volume of propane, fuel oil and other refined fuels we sell and, consequently, our results of operations. Variations in the weather in the northeast, where we have a greater concentration of higher margin residential accounts and substantially all of our fuel oil operations, generally have a greater impact on our operations than variations in the weather in other markets. Our ability to pay principal and interest on our indebtedness depends on the cash generated by the operating partnership. The operating partnership's financial performance is affected by weather conditions. As a result, we cannot assure you that the weather conditions in any quarter or year will not have a material adverse effect on our operations or that our available cash will be sufficient to pay principal and interest on our indebtedness.

The risk of terrorism and political unrest in the Middle East may adversely affect the economy and the price and availability of propane, fuel oil and other refined fuels.

Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and political unrest in the Middle East may adversely impact the price and availability of propane, fuel oil and other refined fuels, as well as our results of operations, our ability to raise capital and our future growth. The impact that the foregoing may have on our industry in general, and on us in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of propane and fuel oil, and our infrastructure facilities could be direct or indirect targets. Terrorist activity may also hinder our ability to transport propane, fuel oil and other refined fuels if our means of supply transportation, such as rail or pipeline, become damaged as a result of an attack. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also affect our ability to raise capital. Terrorist activity could likely lead to increased volatility in prices for propane, fuel oil and other refined fuels. We have opted to purchase insurance coverage for terrorist acts within our property and casualty insurance programs. This additional coverage has resulted in additional insurance premiums.

Sudden increases in the price of propane, fuel oil and other refined fuels due to, among other things, our inability to obtain adequate supplies from our usual suppliers, may adversely affect our operating results.

Our profitability in the retail propane and refined fuels businesses is largely dependent on the difference between our product cost and retail sales price. Propane, fuel oil and other refined fuels are commodities, and the unit price we pay is subject to volatile changes in response to changes in supply or other market conditions over which we have no control, including the severity of winter weather and the price and availability of competing alternative energy sources, including natural gas. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major supply points, including Mont Belvieu, Texas, and Conway, Kansas. In addition, our supply from our usual sources may be interrupted due to reasons that are beyond our control. As a result, the cost of acquiring propane, fuel oil and other refined fuels from other suppliers might be materially higher at least on a short-term basis. Since we may not be able to pass on to our customers immediately, or in full, all increases in our wholesale cost of propane, fuel oil and other refined fuels, these increases could reduce our profitability. We engage in transactions to hedge certain product costs from time to time in an attempt to reduce cost volatility and to help ensure availability of product during periods of short supply. We cannot assure you that future volatility in propane and refined fuel supply costs will not have a material adverse effect on our profitability and cash flow or our available cash required to pay principal and interest on our indebtedness.

Because of the highly competitive nature of the retail propane and fuel oil businesses, we may not be able to retain existing customers or acquire new customers, which could have an adverse impact on our operating results and financial condition.

The retail propane and fuel oil industries are mature and highly competitive. We expect overall demand for propane to remain relatively constant over the next several years, while we expect the overall demand for fuel oil to be relatively flat to moderately declining during the same period. Year-to-year industry volumes of propane and fuel oil are expected to be primarily affected by weather patterns and from competition intensifying during warmer than normal winters.

Propane and fuel oil compete in the alternative energy sources market with electricity, natural gas and other existing and future sources of energy, some of which are or may in the future be less costly for equivalent energy value. For example, natural gas is a significantly less expensive source of energy than propane and fuel oil. As a result, except for some industrial and commercial applications, propane and fuel oil are generally not economically competitive with natural gas in areas where natural gas pipelines already exist. The gradual expansion of the nation's natural gas distribution systems has made natural gas available in many areas that previously depended upon propane or fuel oil. Propane and fuel oil compete to a lesser extent with each other due to the cost of converting from one to the other.

In addition to competing with other sources of energy, our propane and fuel oil businesses compete with other distributors principally on the basis of price, service, availability and portability. Competition in the retail propane business is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Our fuel oil business competes with fuel oil distributors offering a broad range of services and prices, from full service distributors to those offering delivery only. Generally, our existing fuel oil customers, unlike our existing propane customers, own their own tanks. As a result, the competition for these customers is more intense than in our propane business, where our existing customers seeking to switch distributors may face additional transition costs and delays.

As a result of the highly competitive nature of the retail propane and fuel oil businesses, our growth within these industries depends on our ability to acquire other retail distributors, open new customer service centers, add new customers and retain existing customers. We believe our ability to compete effectively depends on reliability of service, responsiveness to customers and our ability to control expenses in order to maintain competitive prices.

We may not successfully implement our expansion strategy.

Our expansion strategy includes internal growth of our existing operations, including fostering the growth of related retail and service operations, as well as external growth through the acquisition of businesses to complement or supplement our core propane operations or to diversify into other energy-related businesses. We may not be able to fully implement this strategy or realize the anticipated results. Implementation of our expansion strategy may also be hindered by factors that are beyond our control, such as operating difficulties, increased operating costs, general economic conditions or increased competition for acquisition opportunities. Any material failure to implement this strategy could have an adverse effect on our business, financial condition and results of operations.

If we are unable to make acquisitions on economically acceptable terms or effectively integrate such acquisitions into our operations, our financial performance may be impacted.

The retail propane and fuel oil industries are mature. We foresee only limited growth in total retail demand for propane and flat to moderately declining retail demand for fuel oil. With respect to our retail propane business, because of long-standing customer relationships that are typical in our industry, the inconvenience of switching tanks and suppliers and propane's higher cost relative to other energy sources, such as natural gas, it may be difficult for us to acquire new retail propane customers except through acquisitions. As a result, we expect the success of our financial performance to depend in part upon our ability to acquire other retail propane and fuel oil distributors or other energy- related businesses and to successfully integrate them into our existing operations and to make cost saving changes. The competition for acquisitions is intense and we cannot assure you that we will be able to acquire other propane and fuel oil distributors or other energy-related businesses on economically acceptable terms. In addition, our ability to incur debt to finance acquisitions may be restricted by some of the covenants contained in our debt agreements.

Energy efficiency, general economic conditions and technology advances have affected and may continue to affect demand for propane and fuel oil by our retail customers.

The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane and fuel oil by our retail customers which, in turn, has resulted in lower sales volumes to our customers. In addition, recent economic conditions may lead to additional conservation by retail customers to further reduce their heating costs. Future technological advances in heating, conservation and energy generation may adversely affect our financial condition and results of operations.

We may not be able to effectively complete the integration of the Agway Energy business into our operations.

We may be unable to continue to realize, or to fully realize within any particular timeframe, the revenues, earnings, cost savings and other business synergies that we anticipate from the Agway Acquisition, and the acquired business may not perform as expected for a variety of reasons, including:

•	difficulties in completing the full integration of the operations, information systems and personnel;

•	potential loss of customers and key employees; and

•	unanticipated costs to complete the integration of the assets and operations.

In addition, management's attention and resources may be diverted during the integration. Any one or a combination of these factors may cause our revenues or earnings to be negatively impacted.

Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and health and safety costs.

Our business is subject to a wide range of federal, state and local laws and regulations related to environmental and health and safety matters. We have implemented environmental and health and safety programs and policies designed to avoid potential liability and costs. For example, we are subject to regulations that cover the transportation of hazardous materials. We conduct ongoing training programs to help ensure that our operations are in compliance with these and other safety regulations. We maintain various permits that are necessary to operate some of our facilities, some of which are material to our operations. It is possible, however, that we will have increased costs due to stricter pollution control requirements or liabilities resulting from noncompliance with operating or other regulatory permits. New environmental and health and safety regulations might adversely impact our operations, storage and transportation of propane, fuel oil and other refined fuels. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

The operations, properties and assets we acquired in the Agway Acquisition, including fuel oil tanks and gas stations, are subject to extensive federal, state and local environmental laws and regulations including those concerning, among other things, the investigation and remediation of contaminated soil and groundwater, transportation of hazardous materials, and other matters relating to the protection of the environment and various health and safety matters. These requirements are complex, changing and tend to become more stringent over time. There can be no assurance that the acquired business has been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in the future relating to such requirements. Violations could result in penalties, or the curtailment or cessation of operations. To date, we believe the acquired business has not incurred significant costs in connection with compliance or remedial obligations required under environmental laws and regulations.

In connection with the Agway Acquisition, contamination or potential contamination was identified at a number of the acquired properties and is being investigated and remediated by us as required. The seller set aside $15.0 million from the total purchase price in a separate escrow account to fund certain future environmental remediation costs and expenses. We cannot predict whether this sum will be sufficient to address the known and unknown contamination at the acquired properties. Moreover, currently unknown environmental issues, such as the discovery of additional contamination, may result in significant additional expenditures, and potentially significant expenditures also could be required to comply with future changes to environmental laws and regulations or the interpretation or enforcement thereof. Such expenditures, if required, could have a material adverse effect on our business, financial condition or results of operations.

We are subject to operating hazards that could adversely affect our operating results to the extent not covered by insurance.

Our operations are subject to all operating hazards and risks normally associated with handling, storing and delivering combustible liquids such as propane, fuel oil and other refined fuels. As a result, we have been, and are likely to continue to be, a defendant in various legal proceedings arising in the ordinary course of business. We are self-insured for general, product, workers' compensation and automobile liabilities up to predetermined amounts above which third-party insurance applies. We cannot guarantee that our insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that these levels of insurance will be available at economical prices.

Tax treatment is dependent on partnership status.

We believe that, under current law, we will be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to this status has been or is expected to be requested. If, contrary to our belief, we are classified as an association taxable as a corporation for federal income tax purposes, we would be required to pay tax on our income at corporate tax rates (currently a 35% federal rate). Because a tax would be imposed upon us as an entity, the cash available for payments of interest to the holders of the notes would be substantially reduced. Treatment of us as a taxable entity would cause a material reduction in the anticipated cash flow, likely causing a substantial reduction in the value of the notes.

We have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from the conclusions expressed in this prospectus or the positions taken by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of the positions taken by us. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for the notes and the prices at which they trade.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements ("Forward-Looking Statements") as defined in the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act relating to our future business expectations and predictions and financial condition and results of operations. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans" or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategies or risks and uncertainties. These Forward-Looking Statements involve certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such Forward-Looking Statements ("Cautionary Statements"). The risks and uncertainties and their impact on our operations include, but are not limited to, the following risks:

•	the impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas;

•	our ability to compete with other suppliers of propane, fuel oil and other energy sources;

•	the impact on propane, fuel oil and other refined fuel prices and supply from the political, military and economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	our ability to continue to realize, or to realize fully within the expected time frame, the expected cost savings and synergies from the Agway Acquisition;

•	our ability to acquire and maintain reliable transportation for our propane, fuel oil and other refined fuels;

•	our ability to retain customers;

•	the impact of energy efficiency and technology advances on the demand for propane and fuel oil;

•	the ability of management to continue to control expenses;

•	the impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on our business;

•	the impact of legal proceedings on our business;

•	our ability to implement our expansion strategy into new business lines and sectors;

•	our ability to integrate acquired businesses successfully; and

•	the development of an active trading market for the registered notes.

On different occasions, we or our representatives have made or may make Forward-Looking Statements in filings that we make with the SEC, in press releases or in oral statements made by or with the approval of one of our authorized executive officers. Readers are cautioned not to place undue reliance on Forward-Looking Statements, which reflect management's opinions only as of the date made. We undertake no obligation to update any Forward-Looking Statements or Cautionary Statements. All subsequent written and oral Forward-Looking Statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements in this prospectus. For a more complete discussion of specific factors which could cause actual results to differ from those in the Forward-Looking Statements or Cautionary Statements, see the "Risk Factors" section of this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer.

The following is a summary of the exchange and registration rights agreement. It does not purport to be complete and it does not contain all of the information you might find useful. For further information you should read the exchange and registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement.

Exchange Offer Registration Statement.    Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. issued the old notes on March 31, 2005. The initial purchasers have advised us that they subsequently resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the offering of the old notes, we entered into an exchange and registration rights agreement, dated as of March 31, 2005, pursuant to which we agreed, subject to certain circumstances, for the benefit of all holders of the old notes, at our own expense, to do the following, unless the exchange offer would not be permitted by applicable law or SEC policy:

(1)	to file the registration statement of which this prospectus is a part with the SEC on or prior to 90 days after the issue date of the old notes,

(2)	to use all commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the issue date of the old notes,

(3)	to use all commercially reasonable efforts to commence the exchange offer and to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, registered notes in exchange for all notes tendered prior thereto in the exchange offer, and

(4)	if obligated to file a shelf registration statement, to use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 150 days after such obligation arises.

Further, we agreed to keep the exchange offer open for acceptance for not less than the minimum period required under applicable Federal and state securities laws. For each old note validly tendered pursuant to the exchange offer and not withdrawn, the holder of the old note will receive an exchange note having a principal amount equal to that of the tendered old note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered old note in exchange therefor or, if no interest was paid on such old note, from the issue date of the old notes.

Transferability.    Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. issued the old notes in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the old notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions with third parties, we believe that the registered notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders of notes who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

(1)	any registered notes to be received by the holder were acquired in the ordinary course of the holder's business; and

(2)	at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes.

However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who tenders his old notes in the exchange offer with any intention of participating in a distribution of registered notes or is an affiliate of ours (1) cannot rely on the interpretation by the staff of the SEC, (2) will not be able to validly tender old notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

In addition, each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the exchange and registration rights agreement, we agreed to make this prospectus available to any such broker-dealer for use in connection with any such resale.

Shelf Registration Statement.    We will, at our cost, (a) use all commercially reasonable efforts to file with the SEC a shelf registration statement covering resales of the old notes on or prior to 60 days after the date we become obligated to file the shelf registration statement, (b) use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 150 days after the obligation to file such shelf registration statement arises and (c) use all commercially reasonable efforts to keep the shelf registration statement continually effective to ensure that it is available for resales of notes by the holders of transfer restricted notes for a period ending on the earlier of the second anniversary of the closing date of the initial private offering of the old notes (or such lesser restrictive period as is then permitted by the applicable federal securities laws) or such time as there are no longer any registrable securities outstanding, if:

(1)	because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to file or effect the exchange offer,

(2)	the exchange offer has not been completed within 180 days plus 30 business days following the date of the issuance of the old notes, or

(3)	any holder of old notes notifies us prior to the 20th day following the consummation of the exchange offer that such holder (x) is prohibited by law or SEC policy from participating in the exchange offer, (y) may not resell the registered notes without delivering a prospectus and the prospectus contained in the exchange registration statement is not appropriate or available for such resales or (z) is a broker-dealer and owns registered notes acquired directly from us or an affiliate of ours.

We will, in the event of the filing of the shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other action as is required to permit unrestricted resales of the old notes. A holder of old notes who sells such old notes pursuant to the shelf registration statement generally will (1) be required to be named as a selling security holder in the related prospectus, (2) be required to deliver the prospectus to purchasers, (3) be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (4) be bound by the provisions of the exchange and registration rights agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement as set forth in the exchange and registration rights agreement in order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages.

Liquidated Damages.    We will pay liquidated damages in respect of the old notes (for each old note which has not been exchanged in the exchange offer) as described below if:

(1)	we fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing,

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness,

(3)	we fail to consummate the exchange offer within 30 business days of the effectiveness date with respect to the exchange offer registration statement, or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with the exchange offer or resales of old notes, as the case may be, during the periods specified in the exchange and registration rights agreement, subject to certain exceptions.

Each such event referred to in clauses (1) through (4) above is a registration default. We will pay liquidated damages to each holder of old notes with respect to the first 90-day period (or portion thereof) while a registration default is continuing immediately following the occurrence of such registration default in an amount equal to a per week rate of $0.05 per $1,000 principal amount of the old notes. The amount of liquidated damages will increase by an additional per week rate of $0.05 per $1,000 principal amount of the old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of a per week rate of $0.20 per $1,000 principal amount of the old notes. Liquidated damages with respect to old notes may not accrue at any one time under more than one registration default listed in clauses (1) through (4) above. Following the cure of a particular registration default, the accrual of liquidated damages with respect to such registration default will cease.

Terms of the Exchange Offer

Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all old notes properly tendered and not withdrawn prior to the expiration date and will issue the registered notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer" and "—Procedures for Tendering Old notes." We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. As of the date of this prospectus, $250,000,000 aggregate principal amount of the old notes are outstanding. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

The registered notes are substantially identical to the old notes except that the registered notes will not contain certain transfer restrictions, registration rights and liquidated damages provisions. The issuance of registered notes in exchange for old notes pursuant to the exchange offer will not result in a repayment of our indebtedness which is presently evidenced by the old notes. The registered notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the old notes were issued and will be deemed one issue of notes, together with any old notes which remain outstanding after the exchange offer.

This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. Holders of old notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, and as if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the registered notes from us to the tendering holders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted old notes, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

The term "expiration date" shall mean 5:00 p.m., New York City time, on             ,     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, (1) to delay accepting any old notes, (2) to extend the exchange offer, (3) to terminate the exchange offer if the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied, or (4) to amend the terms of the exchange offer in any manner. We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will additionally notify each registered holder of any amendment by means of press release or other public announcement. We will give to the exchange agent written confirmation of any oral notice.

Exchange Date

As soon as practicable after the close of the exchange offer we will accept for exchange all old notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letters of transmittal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, and subject to our obligations under the exchange and registration rights agreement, we (i) shall not be required to accept any old notes for exchange, (ii) shall not be required to issue registered notes in exchange for any old notes and (iii) may terminate or amend the exchange offer unless, at any time before the acceptance of such registered notes for exchange:

(1)	the exchange offer or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

(2)	the due tendering of old notes is in accordance with the exchange offer,

(3)	each holder of old notes exchanged in the exchange offer shall have represented that (a) any registered notes acquired in exchange for old notes tendered are being acquired in the ordinary course of business of the person receiving such registered notes, whether or not such recipient is such holder itself, (b) neither such holder nor, to the actual knowledge of such holder, any other person receiving registered notes from such holder is engaging in or intends to engage in a distribution of the registered notes, (c) if such holder is not a broker-dealer, at the time of the consummation of the exchange offer neither such holder nor, to the actual knowledge of such holder, any other person receiving registered notes from such holder has an arrangement or understanding with any person to participate in the distribution of the registered notes in violation of the federal securities laws, (d) neither such holder nor, to the actual knowledge of such holder, any other person is an affiliate (as defined by the federal securities laws) of ours or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the federal securities laws to the extent applicable and will provide certain information to be included in any shelf registration statement filed pursuant to the exchange and registration rights agreement dated December 23, 2003 entered into by us for the benefit of all holders of the old notes, in order to have such holder's old notes included in such shelf registration statement and benefit from the liquidated damages provisions of the exchange and registration rights agreement, and (e) if such holder is a broker-dealer, such holder has acquired the old notes as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the federal securities laws, including the prospectus delivery requirements,

(4)	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us,

(5)	we have obtained all governmental approvals which we deem necessary for the consummation of the exchange offer, and

(6)	each holder of old notes, that it is a restricted holder, shall not have delivered notice to us prior to 90 days after the issue date of the old notes with respect to the exchange registration statement.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened by the SEC or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Consequences of Failure to Exchange

Any old notes not tendered pursuant to the exchange offer will remain outstanding and continue to accrue interest. The old notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is two years after the later of the issue date of the old notes and the last date on which we or any of our affiliates was the owner of the old notes, the old notes may be resold only (1) to us, (2) to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (3) to an "institutional accredited investor" that, prior to the transfer, furnishes to the trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the notes (the form of this letter can be obtained from the trustee), (4) pursuant to the limitations on resale provided by Rule 144 under the Securities Act, (5) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (6) pursuant to an effective registration statement under the Securities Act, or (7) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered old notes could be adversely affected upon completion of the exchange offer. The foregoing restrictions on resale will no longer apply after the second anniversary of the issue date of the old notes or the purchase of the old notes from us or our affiliate.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the registered notes.

Procedures for Tendering Old notes

The tender of old notes pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of old notes will constitute an agreement to deliver good and marketable title to all tendered old notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Except as provided in "—Guaranteed Delivery Procedures," unless the old notes being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of registered notes will be made only against deposit of tendered old notes and delivery of all other required documents. Notwithstanding the foregoing, DTC participants tendering through its Automated Tender Offer Program ("ATOP") will be deemed to have made valid delivery where the exchange agent receives an agent's message prior to the expiration date.

Accordingly, to properly tender old notes, the following procedures must be followed:

Notes held through a Custodian.    Each beneficial owner holding old notes through a DTC participant must instruct the DTC participant to cause its old notes to be tendered in accordance with the procedures set forth in this prospectus.

Notes held through DTC.    Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding old notes through DTC must (1) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or (2) comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "--Guaranteed Delivery Procedures--Notes held through DTC."

The exchange agent will (promptly after the date of this prospectus) establish accounts at DTC for purposes of the exchange offer with respect to old notes held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in old notes into the exchange agent's account through ATOP. However, although delivery of interests in the old notes may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "—Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that such DTC participants have received a letter of transmittal and agree to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

Cede & Co., as the holder of the global note, will tender a portion of each global note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

By tendering, each holder and each DTC participant will represent to us that, among other things, (1) it is not our affiliate, (2) it is not a broker-dealer tendering old notes acquired directly from us for its own account, (3) it is acquiring the registered notes in its ordinary course of business and (4) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the registered notes.

In addition, each broker-dealer that is to receive registered notes for its own account in exchange for old notes must represent that such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of Section 2(11) of the Securities Act. See "Plan of Distribution."

We will not accept any alternative, conditional, irregular or contingent tenders (unless waived by us). By executing a letter of transmittal or transmitting an acceptance through ATOP, as the case may be, each tendering holder waives any right to receive any notice of the acceptance for purchase of its old notes.

We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered old notes, and such determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

LETTERS OF TRANSMITTAL AND OLD NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO US OR DTC.

The method of delivery of old notes, letters of transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the applicable letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Guaranteed Delivery Procedures

Notes held through DTC. DTC participants holding old notes through DTC who wish to cause their old notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

(1)	guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program;

(2)	prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this prospectus; and

(3)	book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three Business Days after the expiration date.

Notes held by Holders.    Holders who wish to tender their old notes but (1) whose old notes are not immediately available and will not be available for tendering prior to the expiration date, or (2) who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made by or through any of the above-listed institutions;

•	prior to the expiration date, the exchange agent receives from any above-listed institution a properly completed and duly executed notice of guaranteed delivery, whether by mail, hand delivery, facsimile transmission or overnight courier, substantially in the form provided with this prospectus; and

•	a properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer, and all other documents required by the letter of transmittal, are received by the exchange agent within three Business Days after the expiration date.

Withdrawal Rights

You may withdraw tenders of old notes, or any portion of your old notes, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any old notes properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

Notes held through DTC.    DTC participants holding old notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "--Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount due at the stated maturity of old notes to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

Notes held by Holders.    Holders may withdraw their tender of old notes, prior to 5:00 p.m., New York City time, on the expiration date, by delivering to the exchange agent, at its address set forth under "—Exchange Agent," a written, telegraphic or facsimile notice of withdrawal. Any such notice of withdrawal must (1) specify the name of the person who tendered the old notes to be withdrawn, (2) contain a description of the old notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount due at the stated maturity represented by such old notes and (3) be signed by the holder of such old notes in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guaranties), or be accompanied by (x) documents of transfer in a form acceptable to us, in our sole discretion, and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the old notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written, telegraphic or facsimile notice of withdrawal even if physical release is not yet effected.

All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the old notes being withdrawn are held for the account of any of the institutions listed above under "—Guaranteed Delivery Procedures."

A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC participant or a holder of old notes, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or letter of transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant or a holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this prospectus.

A withdrawal of a tender of old notes by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, By Hand or by Overnight Courier:

The Bank of New York,
as Exchange Agent
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286
Attention: Evangeline Gonzales

Facsimile: (212) 298-1915
To Confirm By Telephone
or For Information Call: (212) 815-3738

The exchange agent also acts as trustee under the Indenture.

Transfer Taxes

Holders of old notes who tender their old notes for registered notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. The exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement entered into for the benefit of the holders of old notes in connection with the initial private placement of the old notes. In consideration for issuing the registered notes, we will receive old notes of like principal amount, the terms of which are substantially identical in all material respects to the registered notes. The issuance of registered notes in exchange for old notes will not result in a repayment of our outstanding indebtedness which is presently evidenced by the old notes. The old notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase or change in the amount of our indebtedness. We have agreed to pay the expenses of the exchange offer.

The net proceeds that we received from the sale of the old notes on March 31, 2005 were approximately $248.0 million after deducting the discount at issuance. The net proceeds from such sale, together with proceeds from the amended senior credit facility and cash on hand, were used to redeem the operating partnership notes, including unpaid and accrued interest and prepayment premiums and to pay fees and expenses associated with the refinancing transactions.

CAPITALIZATION

The following table presents our capitalization as of March 26, 2005 on a historical basis and on an as adjusted basis to give pro forma effect to the offering of old notes and the refinancing transactions, as if they had occurred on March 26, 2005. This table should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	March 26, 2005
	($ in thousands)
	Historical	As Adjusted
Cash and cash equivalents	$16,902	$8,766
Liabilities:
Senior Credit Facility:
Revolving credit facility (1)	38,000	38,000
New term loan facility	—	125,000
6 7/8% senior notes due 2013	175,000	425,000
Unamortized discount on 6 7/8% senior notes (2)	—	(2,047)
Operating Partnership's 7.54% senior notes due 2011	297,500	—
Operating Partnership's 7.37% senior notes due 2012	42,500	—
Note payable	915	915
Total debt	553,915	586,868
Less current portion	38,440	38,440
Total long-term debt	515,475	548,428
Partners' Capital:
Common unitholders (3)	292,009	256,893
General partner (3)	2,470	1,344
Deferred compensation	(5,887)	(5,887)
Common units held in trust, at cost	5,887	5,887
Unearned compensation	(5,588)	(5,588)
Accumulated other comprehensive (loss)	(75,651)	(75,651)
Total partners' capital	213,240	176,998
Total capitalization	$767,155	$763,866

(1)	The revolving credit facility, which matures on October 20, 2008, provides for a $75.0 million working capital facility and a $75.0 million letter of credit facility. As of June 2, 2005, we had approximately $15.0 million outstanding under the revolving credit facility.

(2)	Reflects the discount on the $250.0 million aggregate principal amount of old notes issued on March 31, 2005 at a price of 99.181%. The discount will be amortized to interest expense over the remaining maturity of the notes through December 2013.

(3)	As a result of the refinancing transactions, we will record a one-time charge of approximately $36.2 million during the third quarter of fiscal 2005 to reflect the loss on debt extinguishment associated with the prepayment premium and the write-off of unamortized bond issuance costs.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined statement of operations gives effect to the Agway Acquisition under the purchase method of accounting. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable and factually supportable. The unaudited pro forma condensed combined statement of operations does not purport to represent what our results of operations would have been if the purchase transaction had occurred on the date indicated below, nor does it purport to project our results of operations for any future period.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 25, 2004 combines our actual consolidated statement of operations for the fiscal year ended September 25, 2004 with the historical combined statement of operations of Agway Energy for the period from October 1, 2003 through December 22, 2003, giving effect to the Agway Acquisition as if it had occurred on September 28, 2003 (the beginning of our 2004 fiscal year). The unaudited pro forma condensed combined statement of operations does not give effect to any cost savings or other operating efficiencies that are expected to result from the integration of the operations of Agway Energy with our operations, including from the integration of back office functions, office space and certain field operations. The unaudited condensed combined statement of operations is not intended to give pro forma effect to the offering of the old notes or to the refinancing transactions in this prospectus.

Unaudited Pro Forma Condensed Combined Statement Of Operations
For The Year Ended September 25, 2004
(in thousands, except per unit amounts)

	Historical Suburban Propane	Historical Agway Energy	Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane, fuel oil and other fuels	$1,137,791	$131,293	$—		$1,269,084
Other	169,463	37,032	—		206,495
	1,307,254	168,325	—		1,475,579
Costs and expenses
Cost of products sold	779,029	114,317	—		893,346
Operating	361,696	44,333	—		406,029
General and administrative	53,888	—	—		53,888
Restructuring costs	2,942	—	—		2,942
Impairment of goodwill	3,177	—	—		3,177
Depreciation and amortization	36,743	1,854	(1,854	)(a)	39,091
			2,348	(b)
	1,237,475	160,504	494		1,398,473
Income before interest expense and provision for income taxes	69,779	7,821	(494)		77,106
Interest expense, net	40,832	887	(887	)(a)	43,118
			2,286	(c)
Income before provision for income taxes	28,947	6,934	(1,893)		33,988
Provision for income taxes	3	2,634	(2,634	)(a)	753
			750	(d)
Income from continuing operations (e)	$28,944	$4,300	$(9)		$33,235
General Partner's interest in income from continuing operations	$563				$646
Limited Partners' interest in income from continuing operations	$28,381				$32,589
Income from continuing operations per common unit—basic	$0.96				$1.10
Weighted average number of common units outstanding—basic	29,599				29,599
Income from continuing operations per common unit—diluted	$0.96				$1.10
Weighted average number of common units outstanding—diluted	29,705				29,705

See accompanying notes.

The consideration paid and purchase price allocation is as follows (in thousands):

Cash consideration paid at closing (net of $945 working capital adjustment)	$205,055
Non-compete agreements with certain members of Agway Energy management	2,650
Acquisition-related costs and expenses, including fees for investment bankers, attorneys, accountants and other out-of-pocket costs	3,500
Total cost of Agway Acquisition	$211,205
Net working capital	$31,241
Property, plant and equipment	112,187
Identifiable intangible assets	28,046
Goodwill	41,956
Environmental escrow asset	13,750
Deferred tax assets	21,519
Deferred tax asset valuation allowance	(21,519)
Severance and other restructuring costs	(2,225)
Environmental reserve	(13,750)
Total cost of Agway Acquisition	$211,205

In preparing the unaudited pro forma condensed combined statement of operations, we have made adjustments to the historical financial statements related to the Agway Acquisition in the purchase business combination of certain assets of Agway Energy, including the financing in connection with the Agway Acquisition. The pre-Acquisition historical results of operations for Agway Energy are presented separately from acquisition adjustments. The pro forma adjustments are as follows:

(a)	Reflects the adjustment to eliminate the Agway Energy historical depreciation and amortization expense, interest expense and provision for income taxes.

(b)	Reflects pro forma adjustment to depreciation and amortization expense based on the portion of the purchase price allocated to property, plant and equipment and amortizable intangible assets. Property, plant and equipment; including land, buildings, storage equipment and propane tanks, are depreciated under the straight-line method based upon their estimated useful lives. The composite useful life for the acquired property, plant and equipment was 18 years for purposes of the pro forma statement of operations.

Amortizable intangible assets are amortized under the straight-line method based upon their estimated useful lives as follows:

Customer lists and trade names	2–15 Years
Non-compete agreements	1–2 Years
Leasehold interests	21 Years

(c)	Reflects pro forma interest expense related to the $175.0 million of 6 7/8% senior notes used to finance a portion of the purchase price, as well as amortization of debt issuance costs over a period of 10 years.

(d)	Reflects pro forma income taxes for the portion of the acquired assets and operations that will not be operated by our operating partnership, rather are owned by certain corporate subsidiaries that are subject to entity-level federal and state taxes.

(e)	Income from continuing operations does not include a gain on the sale of 24 customer service centers in the amount of $26.3 million reported within our historical statement of operations for the year ended September 25, 2004 as the gain was reflected within discontinued operations under SFAS No. 144.

SELECTED FINANCIAL AND OTHER DATA

The following financial data, insofar as it relates to each of the fiscal years 2000 through 2004, has been derived from our audited consolidated financial statements, including our consolidated balance sheets at September 25, 2004 and September 27, 2003 and the related consolidated statements of operations and of cash flows for the years ended September 25, 2004, September 27, 2003 and September 28, 2002 and the notes thereto incorporated by reference in this prospectus. The data for the six months ended March 26, 2005 and March 27, 2004 has been derived from our unaudited condensed consolidated financial statements also incorporated by reference in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. This six month data is not necessarily indicative of the results that can be expected for a full year.

	Year Ended (a)					Six Months Ended
	September 30, 2000 (c)	September 29, 2001	September 28, 2002	September 27, 2003	September 25, 2004 (b)	March 27, 2004 (d)	March 26, 2005
Statement of Operations Data
Revenues	$812,233	$890,349	$635,122	$735,075	$1,307,254	$782,896	$1,011,415
Costs and expenses	738,155	796,507	552,341	655,225	1,231,356	662,227	901,492
Restructuring costs (d)	—	—	—	—	2,942	2,179	—
Impairment of goodwill (e)	—	—	—	—	3,177	—	—
Gain on sale of assets	(10,328)	—	—	—	—	—	—
Gain on sale of storage facility	—	—	(6,768)	—	—	—	—
Income before interest expense and provision for income taxes (f)	84,406	93,842	89,549	79,850	69,779	118,490	109,923
Interest expense, net	42,534	39,596	35,325	33,629	40,832	20,481	20,343
Provision for income taxes	234	375	703	202	3	166	198
Income from continuing operations (f)	41,638	53,871	53,521	46,019	28,944	97,843	89,382
Discontinued operations:
Gain on sale of customer service centers (g)	—	—	—	2,483	26,332	14,205	976
(Loss) income from discontinued customer service centers	(3,106)	(361)	3	167	(972)	603	—
Net income (f)	38,532	53,510	53,524	48,669	54,304	112,651	90,358
Income from continuing operations per Common Unit—basic	1.83	2.15	2.12	1.77	0.96	3.03	2.66
Net income per Common Unit— basic (h)	1.70	2.14	2.12	1.87	1.79	3.47	2.69
Net income per Common Unit— diluted (h)	1.70	2.14	2.12	1.86	1.78	3.45	2.67
Cash distributions declared per unit	$2.11	$2.20	$2.28	$2.33	$2.41	$1.19	$1.23
Balance Sheet Data (end of period)
Cash and cash equivalents	$11,645	$36,494	$40,955	$15,765	$53,481	$61,426	$16,902
Current assets	122,160	124,339	116,789	98,912	252,894	321,933	312,583
Total assets	771,116	723,006	700,146	670,559	992,007	1,071,390	1,050,367
Current liabilities, excluding current portion of long-term borrowings	124,585	119,196	98,606	94,802	202,024	152,204	168,430
Total debt	524,095	473,177	472,769	383,826	515,915	558,823	553,915
Other long-term liabilities	60,607	71,684	109,485	107,853	105,950	108,279	114,782
Partners' capital—Common Unitholders	58,474	105,549	103,680	165,950	238,880	332,433	292,009
Partner's capital—General Partner	$1,866	$1,888	$1,924	$1,567	$852	$3,789	$2,470

	Year Ended (a)					Six Months Ended
	September 30, 2000 (c)	September 29, 2001	September 28, 2002	September 27, 2003	September 25, 2004 (b)	March 27, 2004 (d)	March 26, 2005
Statement of Cash Flows Data
Cash provided by (used in)
Operating activities	$59,467	$101,838	$68,775	$57,300	$93,065	$23,334	$(22,096)
Investing activities	(99,067)	(17,907)	(6,851)	(4,859)	(196,557)	(199,640)	(12,944)
Financing activities	$42,853	$(59,082)	$(57,463)	$(77,631)	$141,208	$221,967	$(1,539)
Other Data
Depreciation and amortization (i)	$37,032	$36,496	$28,355	$27,520	$36,743	$16,452	$18,317
EBITDA (j)	118,332	129,977	117,907	110,020	131,882	149,750	129,216
Capital expenditures— maintenance and growth (k)	21,250	23,218	17,464	14,050	26,527	12,857	16,231
Acquisitions	$98,012	$—	$—	$—	$211,181	$211,181	$—
Retail gallons sold
Propane	523,975	524,728	455,988	491,451	537,330	351,862	340,904
Fuel oil and refined fuels	—	—	—	—	220,469	112,215	158,792
Ratio of earnings to fixed charges (l)	1.85x	2.13x	2.23x	2.10x	1.57x	4.98x	4.56x

(a)	Our 2000 fiscal year contained 53 weeks. All other fiscal years contained 52 weeks.

(b)	Includes the results from our acquisition of substantially all of the assets and operations of Agway Energy from December 23, 2003, the date of acquisition.

(c)	Includes the results from our acquisition of certain subsidiaries of SCANA Corporation from November 8, 1999, the date of acquisition.

(d)	During fiscal 2004, we incurred $2.9 million in restructuring charges to integrate our assets, employees and operations with Agway Energy assets, employees and operations, of which $2.2 million was incurred during the six months ended March 27, 2004.

(e)	During fiscal 2004, we recorded a non-cash charge of $3.2 million related to impairment of goodwill for one of our reporting units acquired in fiscal 1999.

(f)	These amounts include, in addition to the gain on sale of assets and the gain on sale of storage facility, gains from the disposal of property, plant and equipment of $0.1 million for fiscal 2000, $3.8 million for fiscal 2001, $0.5 million for fiscal 2002, $0.6 million for fiscal 2003, $0.7 million for fiscal 2004, $0.2 million for the six months ended March 27, 2004 and $1.1 million for the six months ended March 26, 2005.

(g)	Gain on sale of customer service centers for fiscal 2004 of $26.3 million reflects the sale of 24 customer service centers for net cash proceeds of approximately $39.4 million. Gain on sale of customer service centers for fiscal 2003 of $2.5 million reflects the sale of nine customer service centers for net cash proceeds of approximately $7.2 million. The gains on sale have been accounted for within discontinued operations pursuant to Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Prior period results of operations attributable to the customer service centers sold in fiscal 2004 have been reclassified to remove financial results from continuing operations. Prior period results of operations attributable to the customer service centers sold in fiscal 2003 were not significant and, as such, results prior to fiscal 2003 were not reclassified to remove financial results from continuing operations.

(h)	Basic income per limited partner unit is computed by dividing the limited partners' share of income by the weighted average number of outstanding common units. Diluted income per limited partner unit is computed by dividing the limited partners' share of income by the weighted average number of outstanding common units and time vested restricted units granted under our 2000 Restricted Unit Plan. The computations of income per limited partner unit for the six months ended March 27, 2004 and March 26, 2005 reflect the adoption of Emerging Issues Task

Force ("EITF") consensus 03-6 "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-6"), which requires, among other things, the use of the two-class method of computing earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner in accordance with the terms of our partnership agreement. Adoption of EITF 03-6 resulted in a negative impact of $0.31 per common unit and $0.20 per common unit for the six months ended March 27, 2004 and March 26, 2005, respectively. The application of the EITF 03-6 consensus did not have any impact on the computation of the annual income per common unit for any periods presented.

(i)	Depreciation and amortization expense for fiscal 2002 and subsequent fiscal years reflects our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") as of September 30, 2001 (the beginning of our 2002 fiscal year). SFAS 142 eliminated the requirement to amortize goodwill and certain intangible assets. Amortization expense for fiscal 2002 reflects approximately $7.4 million lower amortization expense compared to fiscal 2001 as a result of the elimination of amortization expense associated with goodwill.

(j)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, certain of our debt agreements require us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities (amounts in thousands):

	Year Ended (a)					Six Months Ended
	September 30, 2000(b)	September 29, 2001	September 28, 2002	September 27, 2003(c)	September 25, 2004	March 27, 2004 (d)	March 26, 2005
Net income	$38,532	$53,510	$53,524	$48,669	$54,304	$112,651	$90,358
Add:
Provision for income taxes	234	375	703	202	3	166	198
Interest expense, net	42,534	39,596	35,325	33,629	40,832	20,481	20,343
Depreciation and amortization	37,032	36,496	28,355	27,520	36,743	16,452	18,317
EBITDA	118,332	129,977	117,907	110,020	131,882	149,750	129,216
Add/(subtract):
Provision for income taxes	(234)	(375)	(703)	(202)	(3)	(166)	(198)
Interest expense, net	(42,534)	(39,596)	(35,325)	(33,629)	(40,832)	(20,481)	(20,343)
Gain on disposal of property, plant and equipment, net	(11,313)	(3,843)	(546)	(636)	(715)	(161)	(1,067)
Gain on sale of customer service centers	—	—	—	(2,483)	(26,332)	(14,205)	(976)
Gain on sale of storage facility	—	—	(6,768)	—	—	—	—
Changes in working capital and other assets and liabilities	(4,784)	15,675	(5,790)	(15,770)	29,065	(91,403)	(128,728)
Net cash provided by (used in) operating activities	$59,467	$101,838	$68,775	$57,300	$93,065	$23,334	$(22,096)
Net cash used in investing activities	$(99,067)	$(17,907)	$(6,851)	$(4,859)	$(196,557)	$(199,640)	$(12,944)
Net cash provided by (used in) financing activities	$42,853	$(59,082)	$(57,463)	$(77,631)	$141,208	$221,967	$(1,539)

(k)	Our capital expenditures fall generally into three categories: (i) maintenance expenditures, which include expenditures for repair and replacement of property, plant and equipment; and (ii) growth capital expenditures, which include new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity.

(l)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses on operating leases that management considers to be a reasonable approximation of interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS

On March 31, 2005, the operating partnership entered into an amendment to the Third Amended and Restated Credit Agreement, providing for the addition of a $125.0 million term loan facility. The existing revolving credit facility was not amended. Together, we refer to these facilities as the operating partnership's amended senior credit facility. The principal amount outstanding under the revolving credit portion of the amended senior credit facility is due on October 20, 2008. The outstanding principal amount of the term loan will be due on March 31, 2010. As of June 2, 2005, we had $140.0 million outstanding under the amended senior credit facility.

In general, borrowings under the amended senior credit facility bear interest, at the operating partnership's option, at either:

•	the base rate (as defined below) plus a margin ranging from 0.25% to 1% per annum depending on the operating partnership's leverage ratio; or

•	the LIBOR rate (as defined below) plus a margin ranging from 1.25% to 2.0% per annum depending on the operating partnership's leverage ratio.

The base rate is the higher of the administrative agent's prime rate or the federal funds rate plus 0.5%. The LIBOR rate is the rate per annum obtained by dividing (1) the rate at which deposits in dollars for the applicable interest period are quoted on the Telerate Page Screen 3750 by (2) a percentage equal to 100% minus the maximum reserve requirement stated by the Federal Reserve Board in respect of "Eurocurrency liabilities" for a member bank of the Federal Reserve System. If an event of default has occurred and is continuing under the amended senior credit facility, all amounts due will bear interest at 2% per annum in excess of the applicable margin.

An annual fee ranging from 0.375% to 0.500% of the aggregate revolving credit facility and letter of credit facility commitments, depending on the operating partnership's leverage ratio, is payable quarterly whether or not borrowings thereunder occur or the letters of credit are issued. The agreement governing the amended senior credit facility requires us and the operating partnership to comply with certain financial covenants and ratios, including a total leverage ratio and an interest coverage ratio.

The agreement also contains negative covenants that restrict the ability of the operating partnership and its subsidiaries to:

•	incur additional debt;

•	create liens on assets or engage in sale and leaseback transactions;

•	make investments, loans or advances;

•	engage in mergers or consolidations;

•	dispose of assets;

•	make acquisitions;

•	pay dividends or make other restricted payments;

•	engage in transactions with affiliates; or

•	engage in other businesses.

The agreement governing the amended senior credit facility specifies certain customary events of default, including non-payment of principal, interest or other obligations, inaccuracy of representations and warranties, violation of certain covenants, defaults under other debt or material agreements, change of control, certain events of bankruptcy or insolvency, ERISA defaults and the entering of material judgments.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Suburban Propane" refers only to Suburban Propane Partners, L.P. and not to any of its subsidiaries or its general partner. The term "Finance Corp." refers only to Suburban Energy Finance Corp., a wholly-owned subsidiary of Suburban Propane. The term "Issuers" means Suburban Propane and Finance Corp., collectively, and does not include any other subsidiary of Suburban Propane. The term "notes" refers to the old notes and the registered notes.

The Issuers jointly issued the old notes under the indenture, dated as of December 23, 2003, among themselves and The Bank of New York, as trustee, in a private transaction that was consumated on March 31, 2005 and was not subject to the registration requirements of the Securities Act. On December 23, 2003, the Issuers jointly issued $175,000,000 of their 6 7/8% Senior Notes due 2013 under the same indenture (the "Initial Notes"). The old notes, the registered notes, the Initial Notes and any additional notes issued under the indenture will be treated as a single class of securities for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the registered notes are substantially identical in all material respects to the old notes, except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for Liquidated Damages under certain circumstances described in the exchange and registration rights agreement, the provisions of which will terminate upon the consummation of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture is available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Finance Corp.

Finance Corp. is a wholly-owned direct subsidiary of Suburban Propane that was incorporated in Delaware for the purpose of serving as a co-issuer of the old notes in order to facilitate the offering. Finance Corp. has only nominal assets and does not conduct any operations. As a result, holders of the notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes.

Brief Description of the Notes

The Notes

The notes:

•	are general joint and several obligations of the Issuers;

•	are pari passu in right of payment to all existing and future unsecured senior Indebtedness of the Issuers;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	are structurally subordinated to, which means they rank effectively behind, the indebtedness and other liabilities of the Operating Partnership and its subsidiaries.

Neither Suburban Propane nor Finance Corp. has any significant operations. Our operations are conducted through the Operating Partnership and its subsidiaries and, therefore, Suburban Propane depends on the cash flow of the Operating Partnership to meet its obligations, including its obligations under the notes. Neither the Operating Partnership nor any of the other subsidiaries of Suburban Propane have guaranteed the notes. As a result, the notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Operating Partnership and its subsidiaries. Any right of Suburban Propane to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Suburban Propane is itself recognized as a creditor of the subsidiary, in which case the claims of Suburban Propane would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Suburban Propane. Moreover, the Operating Partnership is party to a number of agreements that restrict its ability to make distributions to Suburban Propane. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the notes. See "Risk Factors—We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the registered notes."

As of March 26, 2005, the Operating Partnership and its subsidiaries had approximately $378.9 million of Indebtedness and $279.8 million of trade payables and other liabilities outstanding. On a pro forma basis, after giving effect to the refinancing transactions, as of March 26, 2005, the Operating Partnership and its subsidiaries would have had approximately $163.9 million of Indebtedness and $273.4 million of trade payables and other liabilities outstanding. See "Risk Factors—These registered notes will be structurally subordinated to the debt of our subsidiaries." In addition, Finance Corp. has nominal assets and no direct or indirect interest in the Operating Partnership or any of its subsidiaries, and therefore does not have any means independent of Suburban Propane to generate or realize cash flow to meet its obligations.

As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries, other than Finance Corp. and the Operating Partnership, as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

Principal, Maturity and Interest

The Issuers issued the Initial Notes in the aggregate principal amount of $175.0 million and issued an additional $250.0 million in aggregate principal amount of notes in the offering of the old notes. The Issuers may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Issuers issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2013.

Interest on the notes accrues at the rate of 6 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15. Payment of interest on the Initial Notes commenced on June 15, 2004, and payment on the additional old notes will commence on June 15, 2005. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Suburban Propane, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Suburban Propane elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Suburban Propane may change the paying agent or registrar without prior notice to the holders of the notes, and Suburban Propane or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange registered notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to December 15, 2006, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Suburban Propane and its Subsidiaries or by the general partner of Suburban Propane) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On or after December 15, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	103.4375%
2009	102.2917%
2010	101.1458%
2011 and thereafter	100.0000%

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuers' option prior to December 15, 2008. Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Suburban Propane (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Suburban Propane or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Suburban Propane's most recent consolidated balance sheet, of Suburban Propane or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Suburban Propane or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Suburban Propane or any such Restricted Subsidiary from such transferee that are converted within 180 days after the date of consummation of such Asset Sale by Suburban Propane or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

The 75% limitation in clause (2) above will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Suburban Propane (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

(1)	to repay Indebtedness of Suburban Propane under a Credit Facility or to repay any Indebtedness of any Restricted Subsidiary of Suburban Propane and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire, or commit to acquire within 90 days thereof, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Suburban Propane;

(3)	to make a capital expenditure; and/or

(4)	to acquire, or commit to acquire within 90 days thereof, other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Suburban Propane or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset

Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The Issuers do not have any other material Indebtedness that imposes restrictions on their ability to repurchase notes. However, the Operating Partnership is the borrower under a credit facility that contains prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The Credit Agreement may require the Operating Partnership to offer to repay all outstanding Indebtedness thereunder before any distribution may be made to the Issuers so that they may satisfy their obligations with respect to the notes. Moreover, the same agreements restrict the ability of the Operating Partnership to make distributions to Suburban Propane generally. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the notes. See "Risk Factors—We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the registered notes." The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under the Credit Agreement, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers and the Operating Partnership. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are unable to purchase notes due to restrictions on the Operating Partnership, the Issuers and the Operating Partnership could seek the consent of the lenders under the Operating Partnership's Indebtedness to allow the purchase of notes, or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain unable to purchase notes. In that case, the Issuers' failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, the Issuers' ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any distribution or make any other payment or dividend on account of Suburban Propane's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Suburban Propane or any of its Restricted Subsidiaries) or to the direct or indirect holders of Suburban Propane's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests (other than Disqualified Stock) of Suburban Propane or to Suburban Propane or a Restricted Subsidiary of Suburban Propane);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Suburban Propane) any Equity Interests of Suburban Propane;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Suburban Propane that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	the Restricted Payment, together with the aggregate of all other Restricted Payments made by Suburban Propane and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), will not exceed:

(a)	if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is greater than 1.75 to 1.00, an amount equal to Available Cash for the immediately preceding fiscal quarter; or

(b)	if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is equal to or less than 1.75 to 1.00, an amount equal to the sum of:

(x)	$20.0 million, less

(y)	the aggregate amount of all Restricted Payments made by Suburban Propane and its Restricted Subsidiaries in accordance with this clause (2)(b) during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the indenture, plus

(z)	the aggregate net cash proceeds of capital contributions to Suburban Propane from any Person other than a Restricted Subsidiary of Suburban Propane, or issuance and sale of shares of Capital Stock, other than (i) Disqualified Stock and (ii) Capital Stock issued concurrently with the offering of the notes, of Suburban Propane to any entity other than to a Restricted Subsidiary of Suburban Propane, in any case made during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the indenture.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any distribution or dividend within 60 days after the date of its declaration, if at the date of declaration the distribution or dividend payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Suburban Propane) of, Equity Interests of Suburban Propane (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Suburban Propane by any entity other than a Subsidiary of Suburban Propane; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash and from the calculation set forth in clause (2)(b) above;

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuers that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Suburban Propane to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Suburban Propane or any Restricted Subsidiary of Suburban Propane held by any current or former officer, director or employee of Suburban Propane or any of its Restricted Subsidiaries pursuant to any restricted unit plan, equity subscription agreement, equity option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year; and

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of unit or stock options to the extent such Equity Interests represent a portion of the exercise price of those options.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Suburban Propane or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Supervisors whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Suburban Propane will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Suburban Propane may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Suburban

Propane's Restricted Subsidiaries may incur Indebtedness or issue Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio for Suburban Propane's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Suburban Propane and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a)	$75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Suburban Propane or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; or

(b)	the amount of the Borrowing Base as of the date of such incurrence;

(2)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuers of Indebtedness represented by the notes to be issued on the date of the indenture and the registered notes to be issued pursuant to the exchange and registration rights agreement;

(4)	Indebtedness of Suburban Propane and any of its Restricted Subsidiaries (including Capital Lease Obligations and Acquired Debt) incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of Suburban Propane and its Restricted Subsidiaries, including, without limitation, the acquisition of assets subject to operating leases or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of Suburban Propane and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (4), may not exceed $100.0 million at any one time outstanding;

(5)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

(6)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries; provided, however, that:

(a)	if an Issuer is an obligor on such Indebtedness and the payee is not an Issuer, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such

Indebtedness being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Suburban Propane or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Suburban Propane's Restricted Subsidiaries to Suburban Propane or to any of its Restricted Subsidiaries of units or shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by the Issuers or any of their Restricted Subsidiaries of Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is incurred by one or both of the Issuers and is subordinated to the notes, then the guarantee of such Indebtedness by any Restricted Subsidiary of the Issuers shall be subordinated to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(11)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from performance bonds, bid bonds, bankers' acceptances, workers' compensation, health, disability or other employee benefit claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) incurred in the ordinary course of business;

(12)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from indemnities or other similar obligations in respect of purchase price adjustments in connection with the disposition of property or assets; and

(13)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $10.0 million.

The Issuers will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes were originally issued and authenticated under the indenture was deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Suburban Propane or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such asset at the date of determination, and

(b)	the amount of the Indebtedness of the other Person.

Liens

Suburban Propane will not create, incur, assume or suffer to exist any Lien securing Indebtedness incurred by Suburban Propane of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Sale and Leaseback Transactions

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Suburban Propane or any Restricted Subsidiary may enter into a sale and leaseback transaction if Suburban Propane or that Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction.

Limitations on Issuances of Guarantees of Indebtedness

Suburban Propane will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Suburban Propane unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the notes; or (2) pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the notes.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Suburban Propane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Suburban Propane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

(3)	if Suburban Propane designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;" or

(5)	if such Guarantor is released from the underlying guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

The form of the Subsidiary Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture. Notwithstanding the foregoing, if one or both of the Issuers Guarantee Indebtedness incurred by any of their Restricted Subsidiaries, such Guarantee by the Issuers will not require any Restricted Subsidiary to provide a Subsidiary Guarantee for the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Suburban Propane or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Suburban Propane or any of its Restricted Subsidiaries;

(2)	make loans or advances to Suburban Propane or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Suburban Propane or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture and the notes;

(3)	restrictions in other Indebtedness incurred in compliance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided such restrictions, taken as a whole, are not materially more restrictive than those contained in the agreements described above;

(4)	applicable law, rule, regulation or order;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement or instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Suburban Propane's Board of Supervisors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Suburban Propane may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Suburban Propane is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Suburban Propane is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Suburban Propane under the notes, the indenture and the exchange and registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Suburban Propane or the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

If Suburban Propane engages in a merger, consolidation or sale of assets in accordance with the provisions described above, Suburban Propane or the Person formed by or surviving such transaction will comply with the covenant set forth under the caption "—Existence of Corporate Co-Issuer." The indenture also provides that Finance Corp. may not (1) consolidate or merge with or into another Person (whether or not Finance Corp. is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to another entity, except under conditions similar to those described above; provided that the Person formed by or surviving any such consolidation or merger with Finance Corp. must be a corporation organized under the laws of the United States, any state of the United States or the District of Columbia.

In addition, the Issuers may not, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

(A)    a merger of Suburban Propane with an Affiliate solely for the purpose of re-forming Suburban Propane in another jurisdiction; and

(B)    any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Suburban Propane and its Restricted Subsidiaries.

In addition, the indenture provides that Suburban Propane may reorganize as a corporation in accordance with the procedures established in the indenture; provided that Suburban Propane shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that such reorganization is not adverse to holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Internal Revenue Code of 1986, as amended, or any similar state or local law) and certain other conditions are satisfied.

Transactions with Affiliates

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Suburban Propane (each, an "Affiliate Transaction"), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Suburban Propane or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Suburban Propane or such Restricted Subsidiary with an unrelated Person; and

(2)	Suburban Propane delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Supervisors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Supervisors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Suburban Propane or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among Suburban Propane and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Suburban Propane) that is an Affiliate of Suburban Propane solely because Suburban Propane owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of supervisors' or directors' fees and compensation to Persons who are not otherwise Affiliates of Suburban Propane;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane to Affiliates of Suburban Propane;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments;"

(7)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(8)	any Affiliate Transaction which constitutes a Permitted Investment;

(9)	any arm's-length transaction with a non-Affiliate that becomes an Affiliate as a result of such transaction; and

(10)	the payment of expenses and indemnification or contribution obligations of any Person pursuant to our partnership agreement or the partnership agreement of the Operating Partnership, in each case as in effect on the date of the indenture.

Business Activities

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Suburban Propane and its Restricted Subsidiaries taken as a whole.

Existence of Corporate Co-Issuer

Suburban Propane will always maintain, directly or indirectly, a wholly-owned Restricted Subsidiary of Suburban Propane organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-obligor of the notes unless Suburban Propane is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Supervisors of Suburban Propane may designate any of its Restricted Subsidiaries, other than the Operating Partnership or Finance Corp., to be an Unrestricted Subsidiary if that designation would not cause a Default. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Supervisors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Suburban Propane as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Suburban Propane as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Suburban Propane will be in default of such covenant. The Board of Supervisors of Suburban Propane may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Suburban Propane of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, the Issuers will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports, or links to such reports, on Suburban Propane's website within those time periods.

If, at any time, either or both of the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers agree that they will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on Suburban Propane's website within the time periods that would apply if the Issuers were required to file those reports with the Commission.

If Suburban Propane has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Suburban Propane and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Suburban Propane.

In addition, Suburban Propane agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Suburban Propane or any of its Restricted Subsidiaries to comply with any other term, covenant or agreement contained in the notes, the indenture or the escrow and security agreement, other than a default specified in either clause (1) or (2) above, and the default continues for a period of 45 days after written notice of default requiring the Issuers to remedy the same is given to Suburban Propane by the trustee or by holders of 25% in aggregate principal amount of the notes then outstanding;

(4)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of Suburban Propane or any Restricted Subsidiary of Suburban Propane, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, aggregates $10.0 million or more at any time;

(5)	the escrow and security agreement or any other security document or any Lien purported to be granted thereby on the escrow account or the cash or Government Securities therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part;

(6)	a final judgment or judgments, which is or are non-appealable and non-reviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against Suburban Propane or any of its Restricted Subsidiaries; provided such judgment or judgments requires or require the payment of money in excess of $10.0 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment; in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; and

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to Suburban Propane, Finance Corp. or any Significant Subsidiary of Suburban Propane.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Suburban Propane, Finance Corp. or any Significant Subsidiary of Suburban Propane, all old notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then old notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the then old notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the old notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the old notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No past, present or future limited partner, director, officer, employee, incorporator, unitholder, stockholder or Affiliate of the Issuers, as such, will have any liability for any obligations of the Issuers under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Non-Recourse

The Issuers' obligations under the indenture are payable only out of their cash flow and assets. The Issuers' obligations under the indenture are non-recourse to the limited partners of Suburban Propane and are non-recourse to the Operating Partnership and its subsidiaries. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the indenture that the limited partners as well as the Operating Partnership and its subsidiaries will not be liable for any of our obligations under the indenture.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the old notes ("Legal Defeasance") except for:

(1)	the rights of holders of old notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including their obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the old notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the old notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the old notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Suburban Propane or any of its Subsidiaries is a party or by which Suburban Propane or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(7)	the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	the Issuers shall have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no holder of notes is an insider of either of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable federal bankruptcy, insolvency, reorganization or similar laws affecting creditors's rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then old notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the notes; or

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)    all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3)	the Issuers have paid or caused to be paid all sums payable by them under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then old notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and exchange and registration rights agreement without charge by writing to Suburban Propane Partners, L.P., One Suburban Plaza, 240 Route 10 West, Whippany, NJ 07981, Attention: Investor Relations.

Book-Entry, Delivery and Form

The registered notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

The registered notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes") and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

The following descriptions of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Suburban Propane takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised Suburban Propane that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Suburban Propane that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Participants such as Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Suburban Propane and the trustee will treat the Persons in whose names the registered notes, including the Global Notes, are registered as the owners of the registered notes for the purpose of receiving payments and for all other purposes. Consequently, neither Suburban Propane, the trustee nor any agent of Suburban Propane or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Suburban Propane that its current practice, upon receipt of any payment in respect of securities such as the registered notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of registered notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Suburban Propane. Neither Suburban Propane nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the registered notes, and Suburban Propane and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers of beneficial interests in Global Notes between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers of beneficial interests in Global Notes between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Suburban Propane that it will take any action permitted to be taken by a holder of registered notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the registered notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Suburban Propane nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive registered notes in registered certificated form ("Certificated Notes") if:

(1)	DTC (a) notifies Suburban Propane that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Suburban Propane fails to appoint a successor depositary within 90 days of its delivery of such notice;

(2)	Suburban Propane, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the registered notes and the registrar has received a written request from DTC to issue Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Suburban Propane will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to DTC in its capacity as the registered holder under the indenture. Suburban Propane will make, or will cause the paying agent to make, all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The registered notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Suburban Propane expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Suburban Propane that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Acquisition" means the acquisition by the Operating Partnership of all or substantially all of the assets of Agway Energy pursuant to the Asset Purchase Agreement, dated as of November 7, 2003, by and among the Operating Partnership and Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. A Person shall not be deemed an "Affiliate" of Suburban Propane or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of Suburban Propane or any of its Restricted Subsidiaries. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Asset Acquisition" means the following:

(1)	an Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in any other Person pursuant to which the Person shall become a Restricted Subsidiary of Suburban Propane, or shall be merged with or into Suburban Propane or any Restricted Subsidiary of Suburban Propane;

(2)	the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of the assets of any Person, other than a Restricted Subsidiary of Suburban Propane, which constitute all or substantially all of the assets of such Person; or

(3)	the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of any division or line of business of any Person, other than a Restricted Subsidiary of Suburban Propane.

"Asset Sale" means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Suburban Propane's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)	a transfer of assets between or among Suburban Propane and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Suburban Propane to Suburban Propane or to a Restricted Subsidiary of Suburban Propane;

(4)	the sale or lease of inventory, products, services, accounts receivable or other current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind, not to exceed the Fair Market Value of $5.0 million in the aggregate from the date of the indenture;

(6)	the sale or other disposition of cash or Cash Equivalents; and

(7)	a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

"Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

"Available Cash" as to any quarter means:

(1)	the sum of:

(a)	all cash receipts of Suburban Propane during such quarter from all sources other than Asset Sales (including, without limitation, distributions of cash received from the Operating Partnership and cash proceeds received by or distributed to Suburban Propane from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions); and

(b)	any reduction with respect to such quarter in a cash reserve previously established pursuant to clause (2)(b) below (either by reversal or utilization) from the level of such reserve at the end of the prior quarter;

(2)	less the sum of:

(a)	all cash disbursements of Suburban Propane during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Capital Stock of Suburban Propane (including Common Units), capital expenditures, contributions, if any, to the Operating Partnership and cash distributions to partners of Suburban Propane (but only to the extent that such cash distributions to partners exceed Available Cash for the immediately preceding quarter); and

(b)	any cash reserves established with respect to such quarter, and any increase with respect to such quarter in a cash reserve previously established pursuant to this clause (2)(b) from the level of such reserve at the end of the prior quarter, in such amounts as the general partner of Suburban Propane determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the business of Suburban Propane or the Operating Partnership (including, without limitation, reserves for future capital expenditures), (ii) to provide funds for distributions with respect to Capital Stock of Suburban Propane in respect of any one or more of the next four quarters or (iii) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Suburban Propane is a party or by which it is bound or its assets are subject;

(3)	plus the aggregate maximum amount of working capital Indebtedness available to Suburban Propane or its Restricted Subsidiaries under Credit Facilities on the date of such Restricted Payment.

Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the date of liquidation of Suburban Propane. Taxes paid by Suburban Propane on behalf of, or amounts withheld with respect to, all or less than all of the partners shall not be considered cash disbursements of Suburban Propane that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to the partners. Alternatively, in the discretion of the Board of Supervisors of Suburban Propane, such taxes (if pertaining to all partners) may be considered to be cash disbursements of Suburban Propane which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such partners.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Board of Supervisors" means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; provided that in the case of Suburban Propane, it means the board of supervisors of Suburban Propane;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrowing Base" means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

(2)	60% of the book value of all inventory (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

"Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests, units, incentive distribution rights or any similar equity right to distributions; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalents" means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P and its successors or Moody's and its successors;

(4)	commercial paper having one of the two highest ratings obtainable from S&P or Moody's and in each case maturing within 270 days after the date of creation;

(5)	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada:

(a)	the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's; and

(b)	the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's (such commercial banks, "Permitted Banks");

(6)	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(7)	bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

(8)	obligations of the type described in clauses (1) through (7) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of Suburban Propane or one of its Restricted Subsidiaries by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question; and

(9)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

"Change of Control" means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Suburban Propane and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Suburban Propane or its general partner;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the general partner of Suburban Propane, measured by voting power rather than number of units or shares;

(4)	Suburban Energy Services Group LLC ceases to be the general partner of Suburban Propane;

(5)	Suburban Propane consolidates with, or merges with or into, any Person (other than the Principals and their Related Parties), or any Person (other than the Principals and their Related Parties) consolidates with, or merges with or into, Suburban Propane, other than any such transaction where the Voting Stock of Suburban Propane outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting, a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(6)	the first day on which a majority of the members of the Board of Supervisors of Suburban Propane are not Continuing Directors; and

(7)	the first day on which Suburban Propane fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Finance Corp.

"Change of Control Offer" has the meaning assigned to it in the indenture governing the notes.

"Commission" means the Securities and Exchange Commission.

"Common Units" means the units representing limited partner interests of Suburban Propane, having the rights and obligations specified with respect to common units of Suburban Propane.

"Consolidated Cash Flow Available for Fixed Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum of, without duplication, the following amounts for that period, taken as single accounting period:

(1)	Consolidated Net Income;

(2)	Consolidated Non-Cash Charges (to the extent Consolidated Net Income was reduced thereby);

(3)	Consolidated Interest Expense (to the extent Consolidated Net Income was reduced thereby); and

(4)	Consolidated Income Tax Expense (to the extent Consolidated Net Income was reduced thereby).

"Consolidated Fixed Charge Coverage Ratio" means, with respect to Suburban Propane and its Restricted Subsidiaries, the ratio of (a) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"), to (b) the aggregate amount of Consolidated Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (in accordance with Regulation S-X under the Securities Act) for the period of the calculation to, without duplication:

(1)	the incurrence or repayment of any Indebtedness, Disqualified Stock or Preferred Stock, excluding revolving credit borrowings and repayments of revolving credit borrowings (other than any revolving credit borrowings the proceeds of which are used for Asset Acquisitions or Growth Related Capital Expenditures of Suburban Propane or any of its Restricted Subsidiaries and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of Suburban Propane or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Debt) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

(a)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Reference Period; and

(b)	any Person that is an Unrestricted Subsidiary on the Transaction Date will be deemed to have been an Unrestricted Subsidiary at all times during the Reference Period.

Furthermore, subject to the following paragraph, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

(1)	interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

(2)	with respect to Indebtedness incurred in accordance with clause (1) of the definition of Permitted Debt, only actual interest payments associated with such Indebtedness during the Four Quarter Period shall be included in the calculation; and

(3)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the period.

"Consolidated Fixed Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of the following amounts for that period, taken as a single accounting period:

(1)	Consolidated Interest Expense; and

(2)	the product of:

(a)	the aggregate amount of distributions and other dividends or payments paid in cash (other than to Suburban Propane or its Restricted Subsidiaries) during the period in respect of Preferred Stock and Disqualified Stock of Suburban Propane and its Restricted Subsidiaries on a consolidated basis; and

(b)	a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

"Consolidated Income Tax Expense" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of Suburban Propane and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, for any period, the aggregate interest expense of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, including, without limitation or duplication:

(1)	any amortization of debt discount;

(2)	the net cost under interest rate agreements described in clauses (1) and (2) of the definition of Hedging Obligations;

(3)	the interest portion of any deferred payment obligation;

(4)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

(5)	all accrued interest for all instruments evidencing Indebtedness;

(6)	the interest component of Capital Lease Obligations paid or accrued or scheduled to be paid or accrued by Suburban Propane and its Restricted Subsidiaries during the period;

(7)	the consolidated interest that was capitalized during such period; and

(8)	any interest accruing on Indebtedness of another Person that is Guaranteed by Suburban Propane or one of its Restricted Subsidiaries or secured by a Lien on assets of Suburban Propane or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

"Consolidated Net Income" means, for any period, the net income of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, and as adjusted to exclude:

(1)	net after-tax extraordinary gains or losses;

(2)	net after-tax gains or losses attributable to Asset Sales;

(3)	other cash restructuring charges in an aggregate amount not to exceed $5.0 million in the aggregate from the date of the indenture;

(4)	all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements related to a Permitted Business in accordance with Suburban Propane's commodity hedging policy as in effect from time to time;

(5)	the net income or loss of any Person that is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to Suburban Propane or any Restricted Subsidiary;

(6)	the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any judgment, decree, order, statute, rule or other regulation; and

(7)	the cumulative effect of any changes in accounting principles.

"Consolidated Non-Cash Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of: (1) depreciation, (2) amortization, (3) non-cash employee compensation expenses and (4) any non-cash charges resulting from write-downs of non-current assets, in each case to the extent that the Consolidated Net Income of Suburban Propane for that period was reduced thereby. For the avoidance of doubt, Consolidated Non-Cash Charges will not include unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133.

"Continuing Directors" means, as of any date of determination, any member of the Board of Supervisors of Suburban Propane who:

(1)	was a member of such Board of Supervisors on the date of the indenture;

(2)	was appointed by the General Partner in accordance with the provisions of Suburban Propane's partnership agreement as in effect on the date of the indenture; or

(3)	was nominated for election or elected to such Board of Supervisors with the approval of a majority of the Continuing Directors who were not appointed by the General Partner and who were members of such Board at the time of such nomination or election.

"Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of May 8, 2003, by and among the Operating Partnership, as borrower, the lenders referred to therein, Wachovia Bank, National Association, as administrative agent, Fleet National Bank, as syndication agent, and The Bank of New York, as documentation agent, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Suburban Propane to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Suburban Propane may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" and (2) any Capital Stock issued pursuant to any plan for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by Suburban Propane in order to satisfy applicable contractual, statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Suburban Propane and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private offer and sale of Common Units of Suburban Propane.

"Existing Indebtedness" means Indebtedness of Suburban Propane and its Restricted Subsidiaries in existence on the date of the indenture.

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Supervisors of Suburban Propane.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

"General Partner" means Suburban Energy Services Group LLC, a Delaware limited liability company, as the general partner of Suburban Propane.

"Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Growth Related Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

"Guarantor" means any subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its successors and assigns.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker's acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable in the ordinary course of business; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

"Interim Capital Transactions" means (1) borrowings, refinancings or refundings of Indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by Suburban Propane or the Operating Partnership and (2) sales of Capital Stock of Suburban Propane by Suburban Propane or the Operating Partnership, in each case prior to the commencement of the dissolution and liquidation of Suburban Propane.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding Guarantees permitted to be incurred pursuant to clause (9) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Suburban Propane or any Restricted Subsidiary of Suburban Propane sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Suburban Propane such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Suburban Propane, Suburban Propane will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Suburban Propane's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of a Person that holds an Investment in a third Person will be deemed to be an Investment by Suburban Propane or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Liquidated Damages" means all liquidated damages then owing pursuant to the exchange and registration rights agreement.

"Moody's" means Moody's Investors Service, Inc.

"Net Proceeds" means the aggregate cash proceeds received by Suburban Propane or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on such asset or assets and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness:

(1)	as to which neither Suburban Propane nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Suburban Propane or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Operating Partnership" means Suburban Propane, L.P., a Delaware limited partnership and a direct Subsidiary of Suburban Propane.

"Permitted Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of Suburban Propane or any of its Restricted Subsidiaries as conducted as of the date of the indenture, after giving effect to the Acquisition.

"Permitted Investments" means:

(1)	any Investment in Suburban Propane or in a Restricted Subsidiary of Suburban Propane;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Suburban Propane; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Suburban Propane or a Restricted Subsidiary of Suburban Propane;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

(5)	any acquisition of assets or Capital Stock to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Suburban Propane or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Suburban Propane or a Restricted Subsidiary of Suburban Propane in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes; and

(10)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

"Permitted Liens" means:

(1)	Liens on assets of Suburban Propane securing Indebtedness and other Obligations under Credit Facilities and Existing Indebtedness that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Issuers;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Suburban Propane; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Suburban Propane;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Suburban Propane; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)	Liens to secure Indebtedness permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement; and

(13)	Liens incurred in the ordinary course of business of Suburban Propane with respect to obligations that do not exceed $5.0 million at any one time outstanding.

"Permitted Refinancing Indebtedness" means any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Issuers or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that is preferred as to the payment of distributions or dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Principals" means the Persons owning the Capital Stock of the General Partner as of the date of the indenture.

"Related Party" means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Group.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

"Subsidiary Guarantee" means the Guarantee by each Guarantor of Suburban Propane's obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

"Termination Capital Transactions" means any sale, transfer or other disposition of property of Suburban Propane or the Operating Partnership occurring upon or incident to the liquidation and winding up of Suburban Propane and the Operating Partnership.

"Unrestricted Subsidiary" means any Subsidiary of Suburban Propane (other than Finance Corp., the Operating Partnership or any successor to any of them) that is designated by the Board of Supervisors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption "—Certain Covenants—Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with Suburban Propane or any Restricted Subsidiary of Suburban Propane unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Suburban Propane or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Suburban Propane;

(3)	is a Person with respect to which neither Suburban Propane nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Supervisors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

The following is a summary of the material United States federal income tax consequences relating to the exchange of an old note for a registered note in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. In addition, this summary is limited to a beneficial owner of an old note who holds the old note, and will hold the registered note, as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

This discussion does not deal with the consequences to special classes of holders of notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale," or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes.

This summary also does not address any tax consequences arising under the tax laws of any U.S. state, local, foreign or other taxing jurisdiction or any possible applicability of the U.S. federal estate or gift tax law.

The discussion below is based upon the provisions of the Code, and the Treasury Regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations, all as in effect on the date hereof, any of which may be repealed or subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

For United States federal income tax purposes, the exchange of an old note for a registered note in the exchange offer will not constitute a taxable exchange, and you will not recognize a taxable gain or loss on such exchange to you. The adjusted tax basis of your registered notes will be the same as the adjusted tax basis of your old notes exchanged therefor immediately before the exchange and your holding period will carry over to the registered notes. The United States federal income tax consequences of owning and disposing of the registered notes will be the same as those applicable to the old notes.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING AN OLD NOTE FOR A REGISTERED NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period beginning when registered notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 120th day after the exchange offer has been completed or such time as no broker-dealer owns any registrable securities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of registered notes. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period beginning when registered notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 120th day after the exchange offer has been completed or such time as no broker-dealer owns any registrable securities, we will promptly upon request send additional copies of this prospectus and any amendment or supplement thereto to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of any one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the registered notes on our behalf.

EXPERTS

The financial statements of Suburban Propane Partners, L.P. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 25, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The balance sheet of Suburban Energy Services Group, LLC as of September 25, 2004 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated June 6, 2005, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any information filed by us is also available on the SEC's EDGAR database at http://www.sec.gov. Our common units are listed on the New York Stock Exchange, and reports, proxy statements and other information can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Suburban Energy Finance Corp. is not required to file periodic and other documents under the Securities Exchange Act of 1934. We do not intend to include in its consolidated financial statements any separate financial information regarding Suburban Energy Finance Corp. Also, Suburban Energy Finance Corp. does not intend to furnish holders of the notes with separate financial statements or other reports.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference in this prospectus the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 25, 2004;

•	our Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended September 25, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended December 25, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 26, 2005; and

•	our Current Reports on Form 8-K filed on October 25, 2004, April 1, 2005, April 14, 2005, April 21, 2005, May 5, 2005, May 23, 2005 and June 6, 2005.

You may request a copy of any of these documents, at no cost, by writing or telephoning our Investor Relations Department at the following address and telephone number:

Suburban Propane Partners, L.P.
240 Route 10 West
Whippany, New Jersey 07981
Telephone No.: (973) 887-5300

You should rely on the information provided in this prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of this prospectus or that document, as the case may be.

Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.

Offer to exchange all outstanding
$250,000,000 6 7/8% Senior Notes Due 2013
issued March 31, 2005
for
$250,000,000 6 7/8% Senior Notes Due 2013
registered under the Securities Act of 1933

Prospectus

                         , 2005

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

Until                          , 2005, all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Suburban Propane Partners, L.P.

Our partnership agreement provides that Suburban will indemnify (i) the members of the Board of Supervisors or the members of the Board of Supervisors of its subsidiary operating partnership, Suburban Propane, L.P., or any subsidiary of Suburban Propane, L.P., (ii) the general partner, (iii) any departing partner, (iv) any person who is or was an affiliate of the general partner or any departing partner, (v) any person who is or was a member, partner, director, officer, employee, agent or trustee of Suburban, Suburban Propane, L.P. or any subsidiary of Suburban Propane, L.P., (vi) any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or (vii) any person who is or was serving at the request of the Board of Supervisors, the general partner or any departing partner or any affiliate of the general partner or any departing partner as a member, partner, director, officer, employee, agent, fiduciary or trustee of another person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees, expenses and other disbursements), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Suburban and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Suburban, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Suburban to enable it to effectuate, such indemnification. Suburban is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Suburban's activities, regardless of whether Suburban would have the power to indemnify such persons against such liabilities under the provisions described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and/or persons controlling the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Suburban Energy Finance Corp.

Delaware Law.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other

1

final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 145(a) of the DGCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted, in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

Section 145(d) of the DGCL specifies the manner in which payment of indemnification under Section 145(a) of the DGCL or indemnification permitted under Section 145(b) of the DGCL may be authorized by the corporation. Section 145(c) of the DGCL provides that indemnification by a corporation is mandatory in any case in which a present or former director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 145(d).

Section 145(g) of the DGCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section or (2) directors and officers in instances in which they may be indemnified by a corporation under such section.

Suburban Energy Finance Corp.'s Certificate of Incorporation and Bylaws.

Article Eighth of the Certificate of Incorporation and Article 24 of the Bylaws of Suburban Energy Finance Corp. provide for Suburban Energy Finance Corp. to indemnify its corporate personnel, directors and officers to the fullest extent permitted by the DGCL, as the same may be supplemented or amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and/or persons controlling the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2

ITEM 21.    EXHIBITS.

2.1	Recapitalization Agreement dated as of November 27, 1998 by and among the Partnership, the Operating Partnership, the General Partner, Millenium and Suburban Energy Services Group LLC (incorporated by reference to Exhibit 2.1 to Suburban's Current Report on Form 8-K filed December 3, 1998).
3.1	Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 26, 1999 (incorporated by reference to Suburban's Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 22, 1999).
3.2	Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of May 26, 1999 (incorporated by reference to Suburban's Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 22, 1999).
3.3	Certificate of Incorporation of Suburban Energy Finance Corp. dated as of November 26, 2003 (incorporated by reference to Exhibit 3.3 to Suburban's Registration Statement on Form S-4 (Registration No. 333-113750) (the "2013 Notes S-4")).
3.4	Bylaws of Suburban Energy Finance Corp. (incorporated by reference to Exhibit 3.4 to the 2013 Notes S-4).
4.1	Indenture, dated as of December 23, 2003, between Suburban Propane Partners, L.P., Suburban Energy Finance Corp. and The Bank of New York, as Trustee (including Form of Note) (incorporated by reference to Exhibit 10.28 to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2003).
4.2	Exchange and Registration Rights Agreement, dated December 23, 2003 among Suburban Propane Partners, L.P., Suburban Energy Finance Corp., Wachovia Capital Markets, LLC and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.2 to the 2013 Notes S-4)).
4.3	Exchange and Registration Rights Agreement, dated March 31, 2005 among Suburban Propane Partners, L.P., Suburban Energy Finance Corp., Wachovia Capital Markets, LLC and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.1 to Suburban's Current Report on Form 8-K filed April 1, 2005).
5.1**	Opinion of Weil, Gotshal & Manges LLP.
10.1	Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander (incorporated by reference to Exhibit 10.13 to Suburban's Current Report on Form 8-K filed April 29, 1996).
10.2	First Amendment to Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander entered into as of October 23, 1997 (incorporated by reference to Exhibit 10.14 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 1997).
10.3	Second Amendment to Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander entered into as of April 14, 1999 (incorporated by reference to Suburban's Quarterly Report on Form 10-Q for fiscal quarter ended June 26, 1999).
10.4	The Partnership's 1996 Restricted Unit Plan (incorporated by reference to Exhibit 10.16 to Suburban's Current Report on Form 8-K filed April 29, 1996).
10.5	Suburban Propane Partners, L.P. 2000 Restricted Unit Plan (incorporated by reference to Exhibit 10.16 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.6	The Partnership's Severance Protection Plan dated September 1996 (incorporated by reference to Exhibit 10.18 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 1996).

3

10.7	Suburban Propane L.P. Long-Term Incentive Plan as amended and restated effective October 1, 1999 (incorporated by reference to Exhibit 10.19 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).
10.8	Benefits Protection Trust dated May 26, 1999 by and between Suburban Propane Partners, L.P. and First Union National Bank (incorporated by reference to Exhibit 10.(f) of Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999).
10.9	Compensation Deferral Plan of Suburban Propane Partners, L.P. and Suburban Propane, L.P. dated May 26, 1999 (incorporated by reference to Exhibit 10.(f) of Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999).
10.10	First Amendment to the Compensation Deferral Plan of Suburban Propane Partners, L.P. and Suburban Propane, L.P. dated November 5, 2001 (incorporated by reference to Exhibit 10.22 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.11	Amended and Restated Supplemental Executive Retirement Plan of the Partnership (effective as of January 1, 1998) (incorporated by reference to Exhibit 10.23 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.12	Amended and Restated Retirement Savings and Investment Plan of Suburban Propane (effective as of January 1, 1998) (incorporated by reference to Exhibit 10.24 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.13	Amendment No. 1 to the Retirement Savings and Investment Plan of Suburban Propane (effective January 1, 2002) (incorporated by reference to Exhibit 10.25 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).
10.14	Third Amended and Restated Credit Agreement dated as of October 20, 2004 (incorporated by reference to Exhibit 10.2 to Suburban's Current Report on Form 8-K filed April 1, 2005).
10.15	First Amendment to the Third Amended and Restated Credit Agreement dated as of March 11, 2005 (incorporated by reference to Exhibit 10.1 to Suburban's Current Report on Form 8-K filed April 1, 2005).
10.16	Asset Purchase Agreement by and Among Agway Energy Products, LLC, Agway Energy Services, Inc., Agway Energy Services PA, Inc., Agway, Inc. and Suburban Propane, L.P., dated as of November 10, 2003 (incorporated by reference to Exhibit 10.28 to Suburban's Current Report on Form 8-K filed December 5, 2003).
12.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
21.1	Listing of Subsidiaries of the Partnership (incorporated by reference to Exhibit 21.1 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 2003).
23.1*	Consent of Independent Registered Public Accountants-- PricewaterhouseCoopers LLP.
23.2**	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).
24.1*	Powers of Attorney authorizing execution of Registration Statement on Form S-4 on behalf of certain officers and directors of Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. (set forth on pages II-7 and II-9 to this registration statement).
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.1*	Form of Letter of Brokers.
99.4*	Form of Letter of Clients.

*	Filed herewith.

**	To be filed.

4

ITEM 22.    UNDERTAKINGS.

a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

d) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

5

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whippany, State of New Jersey, on June 7, 2005.

SUBURBAN PROPANE PARTNERS, L.P.
By: /s/ Michael J. Dunn, Jr.
Name: Michael J. Dunn, Jr. Title: President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Janice G. Sokol, Esq. as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments as well as any new Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of June, 2005.

Signature	Title

/s/ Mark A. Alexander	Chief Executive Officer; Appointed Member of the Board of Supervisors (Principal Executive Officer)

Mark A. Alexander

/s/ Robert M. Plante	Vice President and Chief Financial Officer (Principal Financial Officer)

Robert M. Plante

/s/ Michael J. Dunn, Jr.	President; Appointed Member of the Board of Supervisors

Michael J. Dunn, Jr.

/s/ Michael A. Stivala	Controller and Chief Accounting Officer (Principal Accounting Officer)

Michael A. Stivala

/s/ John Hoyt Stookey	Elected Member and Chairman of the Board of Supervisors

John Hoyt Stookey

/s/ Harold R. Logan, Jr.	Elected Member of the Board of Supervisors

Harold R. Logan, Jr.

/s/ Dudley C. Mecum	Elected Member of the Board of Supervisors

Dudley C. Mecum

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whippany, State of New Jersey, on June 7, 2005.

SUBURBAN ENERGY FINANCE CORP.
By: /s/ Michael J. Dunn, Jr
Name: Michael J. Dunn, Jr. Title: President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Janice G. Sokol, Esq. as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments as well as any new Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of June, 2005.

Signature	Title

/s/ Michael J. Dunn, Jr.	President; Director (Principal Executive Officer)

Michael J. Dunn, Jr.

/s/ Robert M. Plante	Vice President and Chief Financial Officer; Director (Principal Financial Officer and Principal Accounting Officer)

Robert M. Plante

Item 21.    EXHIBITS.

2.1	Recapitalization Agreement dated as of November 27, 1998 by and among the Partnership, the Operating Partnership, the General Partner, Millenium and Suburban Energy Services Group LLC (incorporated by reference to Exhibit 2.1 to Suburban's Current Report on Form 8-K filed December 3, 1998).
3.1	Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 26, 1999 (incorporated by reference to Suburban's Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 22, 1999).
3.2	Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of May 26, 1999 (incorporated by reference to Suburban's Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 on April 22, 1999).
3.3	Certificate of Incorporation of Suburban Energy Finance Corp. dated as of November 26, 2003 (incorporated by reference to Exhibit 3.3 to Suburban's Registration Statement on Form S-4 (Registration No. 333-113750) (the "2013 Notes S-4")).
3.4	Bylaws of Suburban Energy Finance Corp. (incorporated by reference to Exhibit 3.4 to the 2013 Notes S-4).
4.1	Indenture, dated as of December 23, 2003, between Suburban Propane Partners, L.P., Suburban Energy Finance Corp. and The Bank of New York, as Trustee (including Form of Note) (incorporated by reference to Exhibit 10.28 to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2003).
4.2	Exchange and Registration Rights Agreement, dated December 23, 2003 among Suburban Propane Partners, L.P., Suburban Energy Finance Corp., Wachovia Capital Markets, LLC and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.2 to the 2013 Notes S-4)).
4.3	Exchange and Registration Rights Agreement, dated March 31, 2005 among Suburban Propane Partners, L.P., Suburban Energy Finance Corp., Wachovia Capital Markets, LLC and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.1 to Suburban's Current Report on Form 8-K filed April 1, 2005).
5.1**	Opinion of Weil, Gotshal & Manges LLP.
10.1	Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander (incorporated by reference to Exhibit 10.13 to Suburban's Current Report on Form 8-K filed April 29, 1996).
10.2	First Amendment to Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander entered into as of October 23, 1997 (incorporated by reference to Exhibit 10.14 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 1997).
10.3	Second Amendment to Employment Agreement dated as of March 5, 1996 between the Operating Partnership and Mr. Alexander entered into as of April 14, 1999 (incorporated by reference to Suburban's Quarterly Report on Form 10-Q for fiscal quarter ended June 26, 1999).
10.4	The Partnership's 1996 Restricted Unit Plan (incorporated by reference to Exhibit 10.16 to Suburban's Current Report on Form 8-K filed April 29, 1996).
10.5	Suburban Propane Partners, L.P. 2000 Restricted Unit Plan (incorporated by reference to Exhibit 10.16 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.6	The Partnership's Severance Protection Plan dated September 1996 (incorporated by reference to Exhibit 10.18 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 1996).

10.7	Suburban Propane L.P. Long-Term Incentive Plan as amended and restated effective October 1, 1999 (incorporated by reference to Exhibit 10.19 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).
10.8	Benefits Protection Trust dated May 26, 1999 by and between Suburban Propane Partners, L.P. and First Union National Bank (incorporated by reference to Exhibit 10.(f) of Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999).
10.9	Compensation Deferral Plan of Suburban Propane Partners, L.P. and Suburban Propane, L.P. dated May 26, 1999 (incorporated by reference to Exhibit 10.(f) of Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999).
10.10	First Amendment to the Compensation Deferral Plan of Suburban Propane Partners, L.P. and Suburban Propane, L.P. dated November 5, 2001 (incorporated by reference to Exhibit 10.22 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.11	Amended and Restated Supplemental Executive Retirement Plan of the Partnership (effective as of January 1, 1998) (incorporated by reference to Exhibit 10.23 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.12	Amended and Restated Retirement Savings and Investment Plan of Suburban Propane (effective as of January 1, 1998) (incorporated by reference to Exhibit 10.24 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 29, 2001).
10.13	Amendment No. 1 to the Retirement Savings and Investment Plan of Suburban Propane (effective January 1, 2002) (incorporated by reference to Exhibit 10.25 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).
10.14	Third Amended and Restated Credit Agreement dated as of October 20, 2004 (incorporated by reference to Exhibit 10.2 to Suburban's Current Report on Form 8-K filed April 1, 2005).
10.15	First Amendment to the Third Amended and Restated Credit Agreement dated as of March 11, 2005 (incorporated by reference to Exhibit 10.1 to Suburban's Current Report on Form 8-K filed April 1, 2005).
10.16	Asset Purchase Agreement by and Among Agway Energy Products, LLC, Agway Energy Services, Inc., Agway Energy Services PA, Inc., Agway, Inc. and Suburban Propane, L.P., dated as of November 10, 2003 (incorporated by reference to Exhibit 10.28 to Suburban's Current Report on Form 8-K filed December 5, 2003).
12.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
21.1	Listing of Subsidiaries of the Partnership (incorporated by reference to Exhibit 21.1 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 2003).
23.1*	Consent of Independent Registered Public Accountants — PricewaterhouseCoopers LLP.
23.2**	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).
24.1*	Powers of Attorney authorizing execution of Registration Statement on Form S-4 on behalf of certain officers and directors of Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. (set forth on pages II-7 and II-9 to this registration statement).
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.1*	Form of Letter of Brokers.
99.4*	Form of Letter of Clients.

*	Filed herewith.

**	To be filed.